UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☐	Soliciting Material Pursuant to §240.14a-12

Dominion Resources Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2010 Proxy Statement

2010 Proxy Statement Contents

1	Notice of Annual Meeting

2	Questions and Answers About the Annual Meeting and Voting

6	Corporate Governance and Board Matters
Director Independence
Related Party Transactions
Board Leadership Structure and Role in Risk Oversight
Committees and Meeting Attendance
Compensation Committee Interlocks and Insider Participation
Communications with Directors
Section 16(a) Beneficial Ownership Reporting Compliance
Shareholder Proposals and Director Nominations
Non-Employee Director Compensation

13	Share Ownership

14	Item 1 — Election of Directors

19	The Audit Committee Report

20	Auditors

20	Item 2 — Ratification of Appointment of Auditors

21	Compensation, Governance and Nominating Committee Report

21	Compensation Discussion and Analysis

37	Executive Compensation
Summary Compensation Table
Grants of Plan-Based Awards
Outstanding Equity Awards at Fiscal Year-End
Option Exercises and Stock Vested
Pension Benefits
Nonqualified Deferred Compensation
Potential Payments Upon Termination or Change in Control
Equity Compensation Plans

51	Management Proposals
Items 3 through Item 7 — Amendments to Articles of Incorporation and Bylaws

54	Shareholder Proposals
Item 8 — Set and Pursue Goal for 20% Renewable Electricity Energy Generation by 2022
Item 9 — Reject Plans to Construct North Anna 3
Item 10 — Advisory Vote on Executive Compensation

Important Notice Regarding the Availability of Proxy Materials for Dominion’s 2010 Annual Meeting of Shareholders to be Held on May 18, 2010

Dominion’s Notice of Annual Meeting, 2010 Proxy Statement, 2009 Summary Annual Report and 2009 Annual Report on Form 10-K are available on our website at www.dom.com/investors/shareholder-services/proxy-statement.jsp

Notice of Annual Meeting

Dominion Resources, Inc.

P.O. Box 26532

Richmond, Virginia 23261

April 1, 2010

Dear Fellow Shareholder:

On Tuesday, May 18, 2010, Dominion Resources, Inc. will hold its 2010 Annual Meeting of Shareholders at the Virginia Historical Society, 428 North Boulevard, Richmond, VA 23220. The meeting will begin at 9:30 a.m. Eastern Time. Only shareholders who owned stock at the close of business on March 12, 2010 may vote at this meeting or any adjournments that may take place.

At the meeting we propose to:

•	Elect the 11 directors named in this Proxy Statement;
•	Ratify the appointment of independent auditors for the audit of our 2010 financial statements and internal controls over financing reporting;
•	Approve amendments to our Articles of Incorporation and Bylaws;
•	Consider three shareholder proposals, if presented; and
•	Attend to other business properly presented at the meeting.

This year, we are pleased to deliver proxy materials to some shareholders over the Internet. Utilizing Internet delivery allows us to distribute our proxy materials in an environmentally responsible and cost effective manner. For more information, please see the Notice of Internet Availability of Proxy Materials narrative on page 2.

This Proxy Statement, our 2009 Summary Annual Report and Dominion’s Annual Report on Form 10-K will be mailed or be available to you electronically around April 1, 2010. For information on voting your shares and attending the meeting, please see pages 2-4. For your convenience and to expedite the registration process at the meeting, we are making Admission Tickets available in advance. If you plan to attend the meeting, please follow the instructions on page 4.

Please vote your proxy as soon as possible. Your vote is very important to us and we want your shares to be represented at the meeting.

By Order of the Board of Directors,

Carter M. Reid

Vice President-Governance and Corporate Secretary

Questions and Answers About the Annual Meeting and Voting

Why did I receive these proxy materials?

You received these materials because you owned shares of Dominion Resources, Inc. (Dominion) common stock as of March 12, 2010, and are therefore eligible to vote at Dominion’s 2010 Annual Meeting of Shareholders to be held on May 18, 2010 (the 2010 Annual Meeting). These materials allow you to exercise your right to vote at the 2010 Annual Meeting and provide you with important information about Dominion and the items to be presented for a vote at this meeting.

Why did I receive a Notice of Internet Availability of Proxy Materials instead of printed proxy materials?

Some shareholders received a Notice of Internet Availability of Proxy Materials (the Notice) instead of a full set of printed proxy materials. The Notice provides access to proxy materials in a fast and efficient manner via the Internet. This reduces the amount of paper necessary to produce these materials, as well as costs associated with mailing these materials to shareholders. On April 1, 2010, we began mailing the Notice to certain shareholders of record as of March 12, 2010, and posted our proxy materials on the website referenced in the Notice. As more fully described in the Notice, shareholders may choose to access our proxy materials on the website or may request to receive a printed set of our proxy materials. The Notice and website provide information regarding how you may request to receive proxy materials in printed form by mail or electronically by email for this meeting and on an ongoing basis. Shareholders who previously requested printed proxy materials or electronic materials on an ongoing basis received those materials in the format requested.

What is a proxy?

It is your legal designation of another person to vote your shares at the 2010 Annual Meeting. The person you designate is called a proxy. When you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card.

The proxy card is solicited by your Board of Directors for the 2010 Annual Meeting. By signing and returning it, you will be designating two non-employee members of the Board of Directors and Dominion’s Corporate Secretary as proxies to vote your shares at the 2010 Annual Meeting based on your direction. You also may vote your shares by telephone or over the Internet as described below.

Who is entitled to vote?

All shareholders who owned common stock at the close of business on March 12, 2010 (the record date) may vote. Each share of Dominion common stock is entitled to one vote on each matter properly brought before the 2010 Annual Meeting. There were              shares of Dominion common stock outstanding on the record date.

What are the matters on which I will be casting a vote?

You will be voting on the following:

•	The election of the nominees for director named in this Proxy Statement
•	Ratification of the appointment of Deloitte & Touche LLP as our independent auditors for 2010
•	Several amendments to our Articles of Incorporation and Bylaws
•	Three shareholder proposals, if presented

Your Board of Directors is soliciting this proxy for the 2010 Annual Meeting and recommends that you vote FOR all of the director nominees, FOR the amendments to our Articles of Incorporation, FOR the amendment to our Bylaws and FOR the ratification of Deloitte & Touche LLP as our independent auditors for 2010.

Your Board recommends that you vote AGAINST the three shareholder proposals.

How do I vote my shares?

Your voting method varies depending on whether you are a Shareholder of Record, Beneficial Owner or participant in a Dominion Employee Savings Plan.

Shareholders of Record

If your shares are registered directly in your name on Dominion’s records (including any shares held in Dominion Direct®, your company’s direct stock purchase and dividend reinvestment plan,) you are considered, for those shares, to be the “Shareholder of Record.” The proxy materials or Notice have been sent directly to you by Dominion.

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If you received your proxy materials in the mail, you may vote your shares by proxy over the Internet, by telephone or by returning your proxy card by mail in the envelope provided. Instructions to vote over the Internet or by telephone are printed on your proxy card. If you received a Notice, you may vote over the Internet using the instructions provided. All votes must be received by the proxy tabulator no later than 6:00 a.m. Eastern Time on the day of the 2010 Annual Meeting.

•	If you attend the 2010 Annual Meeting, you may vote your shares in person. For identification requirements, please see What do I need to bring to be admitted to the Annual Meeting?

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You may revoke your proxy and change your vote before the Annual Meeting by submitting a written notice to our Corporate Secretary, by submitting a later dated and properly signed proxy (including by means of a telephone or Internet vote), or by voting in person at the Annual Meeting.

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All shares will be voted according to your instructions if you properly vote your proxy by one of the methods listed above. If you sign your proxy card but do not specify how you want your shares voted, they will be voted as recommended by the Board. No vote will be recorded, however, if you specify how you want your shares voted, but do not properly sign your proxy card.

Beneficial Owners

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered a “Beneficial Owner” of shares held in street name. The proxy materials or Notice, including voting and revocation instructions, have been forwarded to you by the institution that holds your shares. As the Beneficial Owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares.

•	Follow the instructions on the vote instruction form or Notice provided to you by the institution that holds your shares.

•	To vote in person at the 2010 Annual Meeting, you must present a valid picture identification and a legal proxy provided by the institution that holds your shares.

•	Please see What is discretionary voting by brokers? below.

Dominion Employee Savings Plan Participants

If your shares are held under one of the company’s Employee Savings Plans, you are considered the “Beneficial Owner” of shares held in your plan account. The Notice has been forwarded to you by the Trustee for the Plans. As the Beneficial Owner, you have the right to direct the Trustee on how to vote your shares.

•	You may submit your voting instruction over the Internet using the instructions provided on the Notice. If you wish to change your voting instruction, follow the instructions on the Notice.

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To allow sufficient time for the Trustee to vote your shares, your voting instructions must be received by 6:00 a.m. Eastern Time, May 12, 2010. Only the Trustee can vote your plan shares, even if you attend the meeting in person.

•	The Trustee will vote according to your instructions and will keep your vote confidential.

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If you do not vote your Employee Savings Plan shares or if you return your vote instruction card signed with no direction given, your shares will be voted by the Trustee as directed by the independent fiduciary hired by the Plan Administrator.

What is discretionary voting by brokers?

If you hold your shares in street name and you do not provide your broker with timely voting instructions, New York Stock Exchange (NYSE) rules permit brokerage firms to vote at their discretion on certain “routine” matters, such as the ratification of Deloitte & Touche LLP as our independent auditors. Brokerage firms may not vote without instructions from you on the following matters: election of directors, the approval of amendments to our Articles of Incorporation and Bylaws or any of the shareholder presented proposals. Without your voting instructions on items that require them, a “broker non-vote” will occur.

How many shares must be present to hold the Annual Meeting?

In order for us to conduct the 2010 Annual Meeting, a majority of the shares outstanding on March 12, 2010 must be present in person or represented by proxy. This is referred to as a quorum. Your shares are counted as present if you attend the 2010 Annual Meeting in person or if you return a properly executed proxy by mail or place your vote over the Internet or by telephone.

What are the voting requirements to elect the directors and to approve each of the proposals in this proxy?

The voting requirement for each item is presented in the table below. Broker discretionary voting is only permitted for Item 2, which is the proposed ratification of the appointment of our independent auditors. Broker non-votes or abstentions will not be counted as a vote in favor or against any of the items presented.

Vote Required for Approval
Item 1 and Items 7 through 10	Majority of votes cast FOR
Item 2	Majority of votes cast FOR
Items 3 through 6	Two-thirds of votes outstanding cast FOR

Will any other matters be voted on at the Annual Meeting?

Management and the Board are not aware of any matters that may come before the 2010 Annual Meeting other than the matters disclosed in this Proxy Statement. If any other matters are properly presented at the 2010 Annual Meeting for consideration, the person or persons voting the proxies will vote them in accordance with their best judgment.

Do I have to attend the Annual Meeting in order to vote my shares?

No. Whether or not you plan to attend this year’s meeting, you can vote your shares by proxy. It is important that all Dominion shareholders participate by voting, regardless of the number of shares owned.

What do I need to bring to be admitted to the Annual Meeting?

We strongly encourage you to request an Admission Ticket by emailing Shareholder.Services@dom.com or by contacting Dominion Shareholder Services at 1-800-552-4034. In order to expedite the registration process, shareholders who attend the meeting will be asked to present an Admission Ticket and valid picture identification, such as a driver’s license or passport. (Admission Tickets are not transferrable.)

If you do not request an Admission Ticket in advance, you must present a valid picture identification and proof of ownership of your Dominion shares to be admitted to the Annual Meeting. Proof of ownership can be any of the following:

•	Dominion account statement
•	Brokerage account statement
•	A letter from the bank or broker who holds your shares

If you are a Beneficial Owner and plan to vote at the meeting, you must bring the legal proxy that was provided to you by the institution that holds your shares. If you are an authorized proxy, you must present the proper documentation. In all cases valid photo identification is also required.

Cameras (including cell phones with cameras), recording devices and other electronic devices will not be permitted at the meeting. Rules of the meeting will be printed on the back of the agenda that will be given to you at the meeting.

Will seating be limited at the Annual Meeting?

Seating will be limited and shareholders will be admitted on a first come, first served basis. Registration will begin one hour before the start of the meeting, and having an Admission Ticket will expedite your registration.

Will shareholders be given the opportunity to ask questions at the Annual Meeting?

Yes. The Chairman will answer questions asked by shareholders during a designated portion of the meeting. When speaking, shareholders must direct questions and comments to the Chairman and limit their remarks to matters that relate directly to the business of the meeting. For other rules, please see the back of the agenda that will be given to you at the meeting.

Who will pay for the cost of this proxy solicitation and who will count the vote?

Dominion will pay for the cost of soliciting proxies. Some of our employees may telephone shareholders after the initial mail solicitation, but will not receive any special compensation for making the calls. We also have retained Georgeson Inc., a proxy solicitation firm, to assist in the solicitation of proxies for a fee of $14,000 and reimbursement of expenses. In addition, we may reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable expenses in sending proxy materials to the beneficial owners of stock. We have retained Corporate Election Services, Inc. to tabulate the votes and to assist with the 2010 Annual Meeting.

Can I access the Notice of Annual Meeting, 2010 Proxy Statement, 2009 Summary Annual Report and 2009 Annual Report on Form 10-K over the Internet?

Yes. These documents may be viewed at www.dom.com/investors/shareholder-services/proxy-statement.jsp.

How can I access future proxy materials and annual reports on the Internet?

If you received the printed proxy materials this year, you can consent to access these materials electronically in the future by marking the appropriate box on your proxy card or by following the instructions provided when voting by Internet or by telephone. If you choose this option, you will receive a proxy card by mail next year with instructions containing the Internet address to access these documents. Your choice will remain in effect unless you notify Dominion that you wish to resume mail delivery of these documents. You can request paper copies of these documents by writing us at Dominion Resources, Inc., Shareholder Services, P.O. Box 26532, Richmond, VA 23261; by phoning us at 1-800-552-4034; or by emailing us at Shareholder.Services@dom.com.

If you hold your shares in street name, please refer to the information provided by the institution that holds your shares for instructions on how to elect this option.

What is “householding” and how does it affect me?

For Shareholders of Record who received printed proxy materials, a single copy of the 2010 Proxy Statement, 2009 Summary Annual Report and 2009 Annual Report on Form 10-K (annual report package) has been sent to multiple shareholders who reside at the same address. Any shareholder who would like to receive a separate annual report package may call or write us at the address above, and we will promptly deliver it. If you received multiple copies of the annual report package and would like to receive combined mailings in the future, please contact us as shown above. Shareholders who hold their shares in street name should contact the institution that holds the shares regarding combined mailing.

Corporate Governance and Board Matters

The Board is charged with the responsibility of overseeing Dominion’s management, as well as the business and affairs of Dominion on behalf of its shareholders. The Board and management also recognize that the interests of Dominion are advanced by responsibly addressing the concerns of other constituencies, including employees, customers and the communities in which Dominion operates. Dominion’s Corporate Governance Guidelines are intended to support the Board in its oversight role and in fulfilling its obligation to shareholders. Our Corporate Governance Guidelines address, among other things, the composition and responsibilities of the Board, director independence standards, details of our Bylaws concerning the election of directors by majority vote, stock ownership requirements and compensation of non-employee directors, management succession and review, and the recovery of performance-based compensation in the event financial results are restated due to fraud or intentional misconduct. The Compensation, Governance and Nominating (CGN) Committee regularly reviews our Corporate Governance Guidelines and recommends modifications to these guidelines to the Board when appropriate and when NYSE and Securities and Exchange Commission (SEC) regulations require changes.

Our Corporate Governance Guidelines, which include our director independence standards, can be found on Dominion’s website at

www.dom.com/investors/corporate-governance/pdf/corp_gov_guidelines.pdf. In addition to our Corporate Governance Guidelines, other information relating to governance can be found on the governance page of our website, www.dom.com/investors/corporate-governance/index.jsp, including:

•	Information regarding the current members of our board of directors;
•	A description of each of our board committees (Audit, CGN, and Finance and Risk Oversight) as well as each committee’s current charter and members;
•	Our Articles of Incorporation;
•	Our Bylaws;
•	Our related party transaction guidelines;
•	Information related to our political contributions; and
•	Information about how to communicate with our non-management directors.

Our Code of Ethics applies to our Board of Directors, our principal executive, financial and accounting officers, and all other employees, and can be found on our website at www.dom.com/investors/corporate-governance/governance-policies-and-guidelines.jsp. Any waivers or changes to our Code of Ethics relating to our executive officers will also be posted at this website address.

You can request a paper copy of our Code of Ethics or any other governance document at no charge by writing to our Corporate Secretary at Dominion Resources, Inc., P.O. Box 26532, Richmond, Virginia 23261, or phoning us at 1-800-552-4034.

DIRECTOR INDEPENDENCE

Under our Corporate Governance Guidelines and the requirements of the NYSE, where our common stock is listed, our Board must be comprised of a majority of independent directors. To assist it in determining director independence, our Board has adopted a set of independence standards that meets the independence requirements of the NYSE listing standards. In applying the independence standards, the Board considers all relevant facts and circumstances in making an independence determination. Our independence standards also include categorical standards relating to commercial relationships and charitable contributions that are used by the Board to assist it in assessing director independence. Our Board may determine that a director is independent even if that director has a relationship that does not meet these categorical standards, provided that relationship does not violate the NYSE rules. If such a determination is made, the basis for the Board’s determination will be explained in Dominion’s next proxy statement. The full text of our independence standards is included in the appendix to our Corporate Governance Guidelines and may be found on our website at www.dom.com/investors/corporate-governance/pdf/corp_gov_guidelines.pdf.

Our Audit Committee and CGN Committee charters also contain additional independence requirements for each committee’s members. Our Audit Committee charter prohibits committee members from receiving any compensation from Dominion except in their capacity as a director or committee member or as permitted by SEC rules with respect to fixed amounts of compensation under a retirement plan for prior services. Our CGN Committee charter specifies that at least two members of the committee must meet the requirements to be considered outside directors under Section 162(m) of the Internal Revenue Code.

The CGN Committee evaluates all directors and director nominees under Dominion’s independence standards, including consideration of the matters described below under Related Party Transactions, that might affect a director’s independence. As part of such evaluation, the CGN Committee reviewed all commercial and charitable relationships, even though such relationships may be categorically excluded under our independence standards and related party transaction guidelines. None of these relationships were deemed to affect the independence of the directors or director nominees. Based on the CGN Committee’s review, the Board determined that the following directors are independent: Messrs. Barr, Brown, Davidson, Harris, Jepson, Kington, Lambert, Royal, Spilman and Wollard and Ms. McKenna. The Board also determined that Mr. Farrell is not independent because he is a current Dominion employee.

In determining the independence of Dr. Brown, the CGN Committee considered the employment of an adult, financially independent immediate family member during 2009 by a law firm that provides services to Dominion and concluded that Dr. Brown did not have a material interest in that employment relationship. The CGN Committee recommended and the Board concurred that such employment relationship does not affect Dr. Brown’s independence.

In determining the independence of Mr. Spilman, the CGN Committee reviewed the employment of an adult, financially independent immediate family member of Mr. Spilman by a commercial company providing services to Dominion and concluded that Mr. Spilman did not have a material interest in that employment relationship. The CGN Committee recommended and the Board concurred that such employment relationship does not affect Mr. Spilman’s independence.

The CGN Committee also reviewed the benefits provided to Mr. Davidson in accordance with his retirement agreement from his previous service as chief executive officer (CEO) of Consolidated Natural Gas Company (CNG) and in connection with CNG’s merger with Dominion. The CGN Committee recommended and the Board concurred that the retirement agreement does not affect Mr. Davidson’s independence.

RELATED PARTY TRANSACTIONS

The Board has adopted related party transaction guidelines for the purpose of identifying potential conflicts of interest arising out of financial transactions, arrangements and relations between Dominion and any related person. Under our guidelines, a related person is a director, executive officer, director nominee, a beneficial owner of more than 5% of Dominion’s common stock or any immediate family member of one of the foregoing persons. A related party transaction is any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) or any series of similar transactions, arrangements or relationships in excess of $120,000 in which Dominion (and/or any of its consolidated subsidiaries) is a party and in which the related person has or will have a direct or indirect material interest.

In determining whether a direct or indirect interest is material, the significance of the information to investors in light of all circumstances is considered. The importance of the interest to the person having the interest, the relationship of the parties to the transaction with each other and the amount involved are also among the factors considered in determining the significance of the information to the investors.

Our guidelines set forth certain transactions that are not considered to be related party transactions including, among other items, compensation and expense reimbursement paid to directors and executive officers in the ordinary course of performing their duties; transactions with other companies where the related party’s only relationship is as an employee, if the aggregate amount involved does not exceed the greater of $1 million or 2% of that company’s gross revenues; and charitable contributions that are less than the greater of $1 million or 2% of the charity’s annual receipts. The full text of the guidelines can be found on our website at www.dom.com/investors/corporate-governance/pdf/related_party_guidelines.pdf.

We collect information about potential related party transactions in our annual questionnaires completed by directors and executive officers. The Corporate Secretary and the General Counsel review the potential related party transactions and assess whether any of the identified transactions constitutes a related party transaction. Any identified related party transaction is then reported to the CGN Committee. The CGN Committee reviews and considers relevant facts and circumstances and determines whether to ratify or approve the related party transactions identified. The CGN Committee may only approve or ratify related party transactions that are in, or are not inconsistent with, the best interests of Dominion and its shareholders and are in compliance with our Code of Ethics.

Since January 1, 2009, there have been no related party transactions involving Dominion that were required either to be approved under Dominion’s policies or reported under the SEC’s related party transaction rules.

BOARD LEADERSHIP STRUCTURE AND ROLE IN RISK OVERSIGHT

Our Corporate Governance Guidelines provide that our Board will determine whether to have a joint CEO and Chairman position or whether to separate these offices, taking into consideration succession planning, skills and experience of the individuals filling these positions and other relevant factors. The Board believes that the most effective leadership structure for Dominion at this time is for Mr. Farrell to serve as both Dominion’s CEO and Chairman of the Board of Directors for the reasons set forth below.

The Board believes it is imperative to have one voice leading Dominion through the challenges of re-regulation of our electric utility business in Virginia as well as its first Virginia base rate case since 1997. Having a combined CEO and Chairman also promotes unified leadership and direction for the company and allows a single clear focus for management to execute the company’s strategy and business plans effectively. This was essential as Dominion weathered the financial crisis in 2008 and 2009, and the Board believes Mr. Farrell provides the necessary leadership experience and skills to address the energy demands, financial issues and environmental and regulatory challenges of the future.

The Board believes there is no single best leadership structure that is the most effective in all circumstances, and may decide to separate the positions of CEO and Chairman in the future if it deems it is appropriate and in the best interests of the company. The Board has adopted governance policies and practices to ensure a strong and independent board that provides balance to the combined CEO and Chairman position. All directors, except for Mr. Farrell, are independent and all committees of the Board are made up of entirely independent directors. The independent directors also meet in executive session without management present at each regularly scheduled board meeting with the Chair of the CGN Committee leading these non-management executive sessions. Board members also have complete and open access to management, as well as our independent auditor and the CGN Committee’s independent compensation consultant.

The Board believes that Dominion’s current board leadership structure enhances its ability to engage in risk oversight because of Mr. Farrell’s insights from a management perspective into the material risks inherent in Dominion’s business and his role as Chairman to ensure that the Board and its standing committees give attention to these areas. Ultimately, the full Board has responsibility for risk oversight, but our committees help oversee risk in areas over which they have responsibility. The full Board receives regular updates related to various risks for both our company and our industry. As provided under our Corporate Governance Guidelines and the respective committee’s charter, the Audit and Finance and Risk Oversight Committees receive and discuss reports regularly from members of management, including the chief risk officer, who are involved in the risk assessment and risk management functions on a daily basis. In addition, the CGN Committee annually reviews, with the assistance of management, the overall structure of the company’s compensation program and policies for all employees as they relate to the company’s risk management practices.

COMMITTEES AND MEETING ATTENDANCE

Under our Corporate Governance Guidelines, directors are expected to attend all Board and committee meetings. The Board met nine times in 2009. Each Board member attended at least 75% of all Board and committee meetings on which he or she served. All of our directors attended the 2009 Annual Meeting of Shareholders.

The Board has established the following standing committees of the Board to assist it with its performance of its responsibilities: Audit Committee; CGN Committee; and Finance and Risk Oversight Committee. The Board has adopted charters for each of these committees and these charters are available on our website at www.dom.com/investors/corporate-governance/board-committees-and-charters.jsp.

Audit Committee

The members of the Audit Committee are David A. Wollard (chairman), George A. Davidson, Jr., Robert S. Jepson, Jr., Margaret A. McKenna and Robert H. Spilman, Jr. As determined by the Board in accordance with our independence standards, these five directors are independent and are “audit committee financial experts” as defined under SEC rules. This committee is responsible for assisting the Board with oversight of the independence, performance and qualification of our independent auditor; the integrity of Dominion’s financial statements and reporting practices; the company’s compliance with legal and regulatory requirements; and the performance of the company’s internal audit function. This committee also reviews and discusses policies with respect to risk assessment and risk management.

The Audit Committee also retains the independent auditors for the next year and approves the audit and non-audit services provided by the independent auditor. This committee periodically meets with both the independent auditor and internal auditor in separate sessions without management present. This committee also consults with the independent and internal auditors regarding audits of Dominion’s consolidated financial statements and the adequacy of internal controls. The Audit Committee’s report to shareholders is on page 19. In 2009, this committee met eight times.

Compensation, Governance and Nominating Committee

The members of the CGN Committee are Frank S. Royal (chairman), John W. Harris, Robert S. Jepson, Jr., Mark J. Kington and David A. Wollard. As determined by the Board in accordance with our independence standards, these five directors are independent. This committee consults directly with its independent compensation consultant, Pearl Meyer & Partners (PM&P), and management to review and evaluate Dominion’s organizational structure and compensation practices, which include both Dominion’s executive and director compensation programs. This committee also meets with PM&P, without management present, to review and discuss CEO compensation and other matters. The company’s processes for the consideration and determination of executive and director compensation, including the roles of the CGN Committee, management and PM&P in designing our executive and director compensation programs are discussed in Compensation Discussion and Analysis and Non-Employee Director Compensation.

The CGN Committee is also responsible for overseeing Dominion’s corporate governance practices, evaluating the Board’s effectiveness and reviewing the qualifications of director candidates. It makes recommendations to the Board regarding all of these matters, including director nominees, and administers certain compensation plans. The CGN Committee’s policies for consideration of director candidates recommended by shareholders, the procedures to be followed by shareholders in submitting such recommendations, and the qualifications and skills that the CGN Committee considers and the process it uses in identifying and selecting director nominees, are discussed in Shareholder Proposals and Director Nominations and Item 1 – Election of Directors. The CGN Committee’s report to shareholders is on page 21. In 2009, this committee met 10 times.

Finance and Risk Oversight Committee

The members of the Finance and Risk Oversight Committee are John W. Harris (chairman), William P. Barr, Peter W. Brown, Mark J. Kington and Benjamin J. Lambert, III. As determined by the Board in accordance with our independence standards, these five directors are independent. This committee oversees the company’s financial policies and objectives, reviews the company’s capital structure, considers our dividend policy and reviews the company’s financing activities. In addition, this committee oversees the implementation of the company’s risk assessment and risk management policies and objectives and reviews its insurance coverage. In 2009, this committee met four times.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the CGN Committee has served as an officer or employee of Dominion at any time. No Dominion executive officer serves as a member of the compensation committee or on the board of directors of any company at which a member of Dominion’s CGN Committee or Board of Directors serves as an executive officer.

COMMUNICATIONS WITH DIRECTORS

The Board has established a process for shareholders and other interested persons to communicate directly with Dominion’s non-management directors. Information regarding this process, including how to email or to write our non-management directors, may be found on our website at www.dom.com/investors/corporate-governance/contact-board-of-directors.jsp. Concerns relating to accounting, internal accounting controls and auditing matters may also be submitted confidentially and anonymously through this website. You may direct your communications to our non-management directors as a group or to any committee of the Board. The Board has directed the Corporate Secretary or her representative to monitor incoming correspondence and, as appropriate, to review, sort and summarize communications or forward certain communications (such as customer complaints) to other company personnel. All emails received by Dominion are first isolated and scanned for viruses, malicious/disruptive code, spam/junk email and profanity, and are forwarded only if free of these items. When appropriate, the Corporate Secretary consults with the General Counsel and Audit Committee chairman, who then determine whether to communicate further with the Audit Committee and/or the full Board. The non-management directors have access to these emails at all times, as well as to a report that tracks how communications have been handled.

Letters may be sent to the non-management directors as a group or individually, care of the Corporate Secretary, Dominion Resources, Inc., P.O. Box 26532, Richmond, Virginia 23261. The same general procedures described above will be followed for postal mail. Inappropriate communications (such as commercial solicitations) will not be forwarded to the Board.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

To the company’s knowledge, no executive officer or director failed to file, on a timely basis, the reports required by Section 16(a) of the Exchange Act for the fiscal year ended December 31, 2009 except as previously reported in Dominion’s 2009 Proxy Statement.

SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

Under SEC rules, if a shareholder wishes to submit a proposal for possible inclusion in the 2011 Proxy Statement, Dominion’s Corporate Secretary must receive it no later than the close of business on December 2, 2010. Shareholders should refer to Rule 14a-8 of the Securities Exchange Act of 1934, as amended, which sets standards for eligibility and specifies the types of proposals that are not appropriate for inclusion in the proxy statement. Shareholder proposals should be sent to our Corporate Secretary at Dominion Resources, Inc., 120 Tredegar Street, Richmond, Virginia 23219.

To nominate a director at the 2011 Annual Meeting, you must be a shareholder and deliver written notice to our Corporate Secretary at least 60 days before the meeting. If the meeting date has not been publicly announced 70 days before the meeting, then notice can be given up to 10 days following the public announcement. Any notice must include the following information:

1.	Your name and address;
2.	Each nominee’s name and address;
3.	A statement that you are an owner of Dominion stock entitled to vote at the meeting and you intend to appear in person or by proxy to nominate your nominee;
4.	A description of all arrangements or undertakings between you and each nominee and any other person concerning the nomination;
5.	Other information about the nominee that would be included in a proxy statement soliciting proxies for the election of directors; and
6.	The consent of the nominee to serve as a director.

If you wish to bring any other matter (other than the nomination of a director) in person before the 2011 Annual Meeting, Dominion’s Bylaws require you to notify the Corporate Secretary in writing no less than 90 days nor more than 120 days prior to the one-year anniversary of the date of this year’s Annual Meeting. This means that for the 2011 Annual Meeting, your notice must be delivered, or mailed and received, between January 18, 2011 and February 17, 2011, and must contain the information specified by our Bylaws regarding each matter, including:

•

A brief description of the business you wish to bring before the 2011 Annual Meeting, including the complete text of any related resolutions to be presented and the reasons for conducting such business at the meeting;

•	Your name and address and the name and address of any associated person of yours, as they appear on Dominion’s records;
•

The number of shares of stock that you and any associated person of yours own or beneficially own, including a description of any agreement, arrangement or understanding relating to such shares and a written agreement by you to update and supplement this information as of the record date for the 2011 Annual Meeting; and

•	Any material interest you and any associated person of yours have in such business.

If you do not provide the proper notice in the specified timeframe, the chairman of the meeting may exclude the matter, and it will not be acted upon at the meeting. If the chairman does not exclude the matter, the proxies may vote on it in the manner they believe is appropriate, in accordance with SEC rules. A copy of our Bylaws can be found on our website at www.dom.com/investors/corporate-governance/governance-policies-and-guidelines.jsp and will be furnished to shareholders without charge upon written request to the Corporate Secretary.

NON-EMPLOYEE DIRECTOR COMPENSATION

As provided in our Corporate Governance Guidelines, the CGN Committee annually reviews and assesses the compensation paid to non-employee directors but, depending on the market data and the company’s needs, the CGN Committee may recommend changes less frequently. The Board believes that its compensation should be aligned with the interests of the shareholders; therefore, a significant portion of Dominion’s director compensation is paid in Dominion stock. From time to time, the CGN Committee will discuss with PM&P, its independent compensation consultant, trends in director compensation.

Upon completion of its annual review in late 2009, the CGN Committee made no changes to non-employee director compensation. The annual cash retainer is $60,000. The annual stock retainer is $90,000 to be paid in Dominion stock. All Board and Committee meeting fees are $2,000 per meeting. The Audit and CGN Committee chairmen each receive an additional annual cash retainer of $15,000. The Finance and Risk Oversight Committee chairman receives an additional annual cash retainer of $7,500.

The following tables and footnotes reflect the compensation and fees received in 2009 by our non-employee directors for their services. Mr. Farrell does not receive any compensation for his service as a director.

Non-Employee Director Compensation

Name	Fees earned or paid in cash(1)	Stock Awards(2)	All Other Compensation(3)	Total
William P. Barr	$ 27,000	$ 37,518	—	$ 64,518
Peter W. Brown	88,000	89,994	$ 30,791	208,785
George A. Davidson, Jr.	96,000	89,994	47,320	233,314
John W. Harris	111,500	89,994	52,550	254,044
Robert S. Jepson, Jr.	116,000	89,994	27,540	233,534
Mark J. Kington	108,000	89,994	5,000	202,994
Benjamin J. Lambert, III	88,000	89,994	57,050	235,044
Margaret A. McKenna	94,000	89,994	5,000	188,994
Frank S. Royal	115,000	89,994	52,550	257,544
Robert H. Spilman, Jr.	27,000	37,518	—	64,518
David A. Wollard	131,000	89,994	57,550	278,544
All directors	$1,001,500	$884,982	$335,351	$2,221,833

(1) Directors may defer all or a portion of their compensation or choose to receive stock in lieu of cash for meeting fees under the Non-Employee Directors Compensation Plan. Mr. Kington and Dr. Royal received stock in lieu of cash for their 2009 meeting fees and annual cash retainer. Dr. Brown received stock in lieu of cash for his meeting fees for a portion of 2009. Dr. Lambert received stock in lieu of cash for 50 percent of his 2009 meeting fees.

(2) Each non-employee director who was elected in May 2009 received an annual stock retainer valued at approximately $90,000, which was equal to 2,847 shares, valued at $31.61 per share based on the closing price of Dominion common stock on May 4, 2009. Messrs. Barr and Spilman received a pro-rata stock retainer (based on five remaining months until the next annual meeting) valued at approximately $37,500, which was equal to 963 shares, valued at $38.96 per share based on the closing price of Dominion common stock on December 17, 2009. Directors may defer all or a portion of this stock retainer. (See the Director and Officer Share Ownership table for March 1, 2010 balances). A total of 27,549 shares of stock, in aggregate, were distributed to directors, or to a trust account for deferrals, for their annual stock retainers.

No options have been granted to directors since 2001. No directors had options outstanding as of December 31, 2009.

(3) All Other Compensation amounts for 2009 are as follows:

Director	Dividends(a)	Matching Gift Donations(b)	Other	Total
Brown	$30,791	—	—	$30,791
Davidson	—	$5,000	$42,320(c)	47,320
Harris	52,550	—	—	52,550
Jepson	27,540	—	—	27,540
Kington	—	5,000	—	5,000
Lambert	52,550	4,500	—	57,050
McKenna	—	5,000	—	5,000
Royal	52,550	—	—	52,550
Wollard	52,550	5,000	—	57,550

(a) Amounts represent dividend equivalents earned on the Directors Stock Accumulation Plan (SAP) balances. For directors elected to the Board prior to 2004, the SAP provided non-employee directors a one-time stock award equivalent in value to approximately 17 times the annual cash retainer then in effect. Stock units were credited to a book account and a separate account continues to be credited with additional stock units equal in value to dividends on all stock units held in the director’s account. A director must have 17 years of service to receive all of the stock units awarded and accumulated under the SAP. Reduced distributions are made where a director has at least 10 years of service or has reached age 62 when service as a director ends. Dividend earnings under the SAP are paid at the same rate declared by the company for all shareholders.

(b) Under a company-wide program, qualifying charitable contributions by directors and employees are matched up to $5,000 by the Dominion Foundation.

(c) This amount represents the costs of benefits arising from CNG’s merger with Dominion and in accordance with Mr. Davidson’s retirement agreement as CEO of CNG for financial planning, office space, nominal clerical help, downtown office parking space, telephone service and laptop. These benefits were deemed deferred compensation payable with respect to past services provided by Mr. Davidson to CNG as an executive and were part of an overall agreement relating to his retirement from such position. Effective January 1, 2008, the form of payment of the company’s obligation for Mr. Davidson’s benefits was changed to an annual payment of $40,000 per year, to be adjusted annually for any increase in the average consumer price index. The annual increase from 2008 to 2009 was 5.8%.

Expense Reimbursements

We pay and/or reimburse directors for travel, lodging and related expenses they incur in attending Board and committee meetings and for other business-related travel. These reimbursements include the expenses incurred by directors’ spouses in accompanying the directors to one Board meeting and the Annual Meeting each year. In addition, directors and their spouses may accompany the CEO or other senior executives on corporate aircraft for both business and personal travel. Beginning in 2009, we ceased all tax gross-ups on any imputed income for directors.

Director Compensation Plans

NON-EMPLOYEE DIRECTORS COMPENSATION PLAN

Our non-employee directors are paid their annual retainer and meeting fees under this plan. A director may elect to receive all or a portion of his or her meeting fees in the form of cash or stock. If a director does not make an election, meeting fees are paid in cash. The plan also allows directors to defer all or a portion of their annual retainer and meeting fees into stock unit or cash accounts. Stock unit accounts are credited quarterly with additional stock units equal in value to dividends paid on Dominion common stock and cash accounts are credited monthly with interest at an annual rate established for the Fixed Rate Fund (which was 5.29% in 2009) under Dominion’s frozen Executive Deferred Compensation Plan. Shares of Dominion common stock equal in value to stock units held for directors under this plan are issued into a trust and directors retain all voting and other rights as shareholders. Distributions under this plan are made when a director ceases to serve on the Board. In addition, this plan provides a means for the Board to receive grants of restricted stock awards and stock options. No stock options have been granted under this plan.

FROZEN DIRECTORS PLANS

On December 31, 2004, the Board froze the following director plans: Deferred Cash Compensation Plan, Stock Compensation Plan and Stock Accumulation Plan (described in footnote (a) under the All Other Compensation table to the Non-Employee Director Compensation table). These plans provided a means to compensate directors and allowed directors to defer receipt of that compensation, whether in cash or stock, until they ceased to be directors or reached a specified age. In the case of the Deferred Cash Compensation Plan, deferred fees were credited to either an interest bearing account (interest is credited based on the average three-month U.S. Treasury Bill rate) or a Dominion common stock equivalent account. Under the frozen plans, dividend equivalents continue to accrue and may be held in trust until distributions are made. Prior to 2005, the stock portion of a director’s retainer was paid under the Stock Compensation Plan and directors had the option to defer receipt of that stock.

Other Director Benefits

CHARITABLE CONTRIBUTION PROGRAM

This program was discontinued in January 2000. For directors elected before that time, Dominion funded the program by purchasing life insurance policies on the directors. Participating directors (currently Messrs. Harris and Wollard and Drs. Lambert and Royal) will derive no financial or tax benefits from the program because all insurance proceeds and charitable tax deductions accrue solely to Dominion. Upon a participating director’s death, $500,000 will be paid in 10 annual installments to the qualifying charitable organization(s) designated by that director.

MATCHING GIFTS PROGRAM

The Dominion Foundation will match a director’s donations, on a one-to-one basis, to one or more 501(c)(3) organizations up to a maximum of $5,000 per year. If the donation is to an organization on whose board the director serves or for which the director volunteers more than 50 hours of work during a year, the Dominion Foundation will match the donation on a two-to-one basis, up to the $5,000 maximum. This benefit is available to all Dominion employees as well as our directors.

INSURANCE

All employees and our directors are covered by business travel accident insurance while traveling on business for Dominion or any of its subsidiaries. The policy provides 24-hour coverage while traveling on business and has a maximum benefit of $250,000 for employees and $200,000 for directors in the event of death or a percentage of the death benefit in the event of permanent bodily dismemberment. There is no incremental cost for covering the directors under this insurance policy, as the premium would remain the same even if coverage for the directors was discontinued. Dominion also provides director and officer liability insurance for its non-employee directors.

Share Ownership Requirement

All non-employee directors are expected to acquire and hold the lesser of 12,000 shares of Dominion stock or shares equal in value to five times the annual retainer within four years of their election to the Board. Except for two recently elected directors, all of our non-employee directors currently meet their share ownership requirement.

Share Ownership

DIRECTOR AND OFFICER SHARE OWNERSHIP

	Beneficial Share Ownership of Common Stock as of March 1, 2010
Name of Beneficial Owner	Shares	Deferred Stock Accounts(1)	Restricted Shares	Total(2)
William P. Barr	3,763	-	-	3,763
Peter W. Brown	40,771	5,323	-	46,094
George A. Davidson, Jr.	216,681	5,440	-	222,121
Thomas F. Farrell II	430,232	-	319,215	749,447
John W. Harris	84,140	33,895	-	118,035
Robert S. Jepson, Jr.	154,577	2,368	-	156,945
Mark J. Kington	57,895	18,692	-	76,587
Benjamin J. Lambert, III	9,211	15,977	-	25,188
Margaret A. McKenna	4,793	28,078	-	32,871
Frank S. Royal	12,289	25,068	-	37,357
Robert H. Spilman, Jr.	30	1,175	-	1,205
David A. Wollard	21,206	5,119	-	26,325
David A. Christian	62,738	-	35,807	98,545
Paul D. Koonce	84,431	-	48,886	133,317
Mark F. McGettrick	104,984	-	80,472	185,456
James F. Stutts	71,299	-	30,163	101,462
All directors and executive officers as a group (24 persons)(3)	1,632,704	141,135	658,171	2,432,010

(1) Shares in trust for which a director has voting rights. Amounts include shares issued to a trust for certain directors from their frozen deferred compensation plan accounts.

(2) No individual director or executive officer has the right to acquire beneficial ownership of shares within 60 days of March 1, 2010. Includes shares as to which voting and/or investment power is shared with or controlled by another person as follows: Mr. Kington, 53,100 (shares held in joint tenancy); and all directors and executive officers as a group, 53,692.

(3) Neither any individual director or executive officer, nor all of the directors or executive officers as a group, own more than one percent of the shares outstanding at March 1, 2010.

SIGNIFICANT SHAREHOLDERS

Name and address of Beneficial Owner	Beneficial Ownership of Common Stock (based on 13G filing	)	Percentage of Common Shares Outstanding
Capital Research Global Investors (1) 333 South Hope Street Los Angeles, CA 90071	37,943,826		6.3%
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	32,644,854		5.4%

(1) This shareholder disclaims beneficial ownership of the shares reported. The ownership results from the shareholder acting as an investment advisor to various investment companies.

Item 1 — Election of Directors

The CGN Committee, which is comprised entirely of independent directors, is responsible for reviewing the qualifications of and selecting director candidates for nomination to the Board. In identifying potential nominees for the Board, the CGN Committee considers candidates recommended by shareholders, a current member of the Board, a member of management or any others that come to its attention by other means. In accordance with its charter, the CGN Committee considers all nominee recommendations, including those from shareholders, and uses the same nomination process for all nominees in its selection process. A shareholder who wishes to recommend a prospective nominee for the Board must provide notice in writing to the Corporate Secretary and follow the shareholder nomination procedures described in Shareholder Proposals and Director Nominations on page 10.

The CGN Committee recognizes that a Board with a diverse set of skills, experiences and perspectives creates a governing body best suited to provide oversight of the company while representing the interests of our shareholders, customers, employees and other constituents. The CGN Committee considers many attributes that it deems relevant for serving as a director, including, among others, experience as a chief executive officer, industry experience, financial or accounting skills or oversight experience, legislative or regulatory experience, public company board experience outside of Dominion, and other attributes. Other attributes also considered include a candidate’s character, judgment, diversity of experience, acumen and ability to act on behalf of shareholders. The CGN Committee also believes that the members of the Board should have experience and background that complement those of each other.

Dominion does not have a policy with respect to director diversity, but under the company’s Corporate Governance Guidelines, the CGN Committee is charged with selecting candidates who represent a mix of backgrounds and experiences that will enhance the quality of the Board’s deliberations and decisions as well as those of its three committees. The CGN Committee may also consider in its assessment the Board’s diversity, in its broadest sense, reflecting, but not limited to, age, geography, gender and ethnicity. The CGN Committee also considers whether a director candidate is independent in accordance with Dominion’s and the NYSE’s independence standards. Based on its deliberations, the CGN Committee recommends director candidates to the Board for nomination.

Information about each director nominee is presented below and includes specific experience, qualifications, attributes and skills that led our Board to the conclusion that he or she should serve as a director. These nominees are collegial, thoughtful, responsible and intelligent people and diverse in terms of geographic location throughout the areas of our operations, age, gender, ethnicity and professional experience. Overall, these nominees represent a diverse mix of qualifications deemed essential to form a cohesive and effective Board of Directors.

Our Bylaws and Corporate Governance Guidelines require that directors be elected by a majority of the votes cast unless the election is contested. A majority of votes cast means that the number of shares voted for a director exceeds the number of votes cast against the director. (In a contested election, where the number of nominees for director exceeds the number of directors to be elected, directors are elected by a plurality of the votes cast.) If an incumbent director in an uncontested election does not receive a majority of votes cast for his or her election, the director is required to submit a letter of resignation promptly to the Board of Directors. Within 90 days of the certification of the election results, the Board must act on the resignation, taking into consideration any recommendation by the CGN Committee and any additional relevant information and factors. The director who tenders his or her resignation does not participate in the decisions of the CGN Committee or the Board relating to the resignation.

Each nominee presented below is an incumbent director recommended by the CGN Committee and nominated by the Board. Directors are elected annually; therefore, each director’s term of office will end at the next Annual Meeting of Shareholders or when his or her successor has been elected. Because this year’s election is not contested, each director must receive a majority of the votes cast in order to be elected as described above. If any nominee is not available to serve (for reasons such as death or disability), your proxy will be voted for a substitute nominee if the Board of Directors nominates one.

William P. Barr Director since 2009 Age: 59

Mr. Barr served as Executive Vice President and General Counsel of Verizon Communications Inc. from 2000 to 2008. Prior to that, he served as the 77th Attorney General of the United States from 1991 to 1993 before joining GTE Corporation as Executive Vice President and General Counsel from 1994 to 2000. Mr. Barr is a director of Time Warner Inc., Selected Funds and Holcim US. He received A.B. and M.A. degrees from Columbia University and a J.D. degree from George Washington University. Mr. Barr serves on the Finance and Risk Oversight Committee.

Mr. Barr’s qualifications to serve as a director of Dominion include his extensive legal experience with service as an attorney with a public company and with private law firms. He has experience with and knowledge of public company requirements from an internal perspective with his service as an executive of Verizon Communications Inc., as well as an external perspective as a director of public companies. Mr. Barr has governmental and regulatory expertise through his service as a U.S. Attorney General, and through his prior executive positions, he has mergers, acquisitions and divestitures experience.

Peter W. Brown, M.D. Director since 2002 Age: 67

Dr. Brown has been a physician in private practice at Virginia Surgical Associates, P.C. since 1978. He is a director of Bassett Furniture Industries, Inc. Dr. Brown serves on the Bon Secours St. Mary’s Healthcare Foundation and the Medical College of Virginia Foundation. He received his undergraduate and medical degrees from Emory University and is a clinical associate professor of surgery at Virginia Commonwealth University Medical Center. Dr. Brown serves on the Finance and Risk Oversight Committee.

Dr. Brown’s qualifications to serve as a director of Dominion include his experience as a medical professional which provides the Board with additional insight on today’s healthcare issues and concerns. Dr. Brown is actively involved in the Richmond, Virginia community, where our headquarters and regulated subsidiary, Virginia Electric and Power Company, are based. He is currently or has served in leadership positions of several medical foundations. He also has years of experience as a director of a public company other than Dominion.

George A. Davidson, Jr. Director since 2000 Age: 71

Mr. Davidson retired as chairman of the board of directors of Dominion in August 2000 and was former chairman and chief executive officer of Consolidated Natural Gas Company (CNG) from May 1987 until January 2000. He is a director of Goodrich Corporation and former director of PNC Financial Services Group, Inc. (PNC). Mr. Davidson also serves on the Pittsburgh Cultural Trust, Sewickley Valley Hospital Foundation, Carnegie Museum of Natural History and the University of Pittsburgh Board of Trustees. He received his undergraduate degree in petroleum engineering from the University of Pittsburgh. Mr. Davidson serves on the Audit Committee.

Mr. Davidson’s qualifications to serve as a director of Dominion include his more than 34 years of energy industry experience. He has held a variety of management and executive positions with CNG and is a former chairman of the American Gas Association. He has more than 20 years of service on two public company boards. As a former director of PNC, he has significant knowledge of the financial institution industry. Mr. Davidson demonstrates extensive leadership skills and community and public interest involvement through his chairman positions of several university and non-profit foundations. He also has regulatory and governmental experience.

Thomas F. Farrell II Director since 2005 Age: 55

Mr. Farrell has been chairman, president and chief executive officer of Dominion since April 2007. Mr. Farrell served as president and chief executive officer of Dominion from January 2006 to April 2007, president and chief operating officer from January 2004 to January 2006, and prior to that, executive vice president. He is chairman of the board and chief executive officer of Virginia Electric and Power Company, a wholly-owned subsidiary of Dominion, and was chairman, president and chief executive officer of CNG, a former wholly-owned subsidiary of Dominion. Mr. Farrell is a director of Altria Group, Inc. He received his undergraduate and law degrees from the University of Virginia.

Mr. Farrell’s qualifications to serve as a director include his 15 years of industry experience as well as his legal expertise, having served as General Counsel for Dominion and Virginia Power and as a practicing attorney with a private firm. He is a member of the boards of the Institute of Nuclear Power Operations and Edison Electric Institute through which he actively represents the interests of Dominion, Virginia Power and the energy sector. Mr. Farrell also has extensive community and public interest involvement and serves or has served on many non-profit and university foundations.

John W. Harris Director since 1999 Age: 62

Mr. Harris has been president and chief executive officer of Lincoln Harris, LLC (formerly The Harris Group), a real estate consulting firm, since 1999 and is a former president of The Bissell Companies, Inc., a commercial real estate and investment management company. He is a director of Piedmont Natural Gas Company, Inc. Mr. Harris is also a director of the Presbyterian Hospital Foundation. He received his undergraduate degree from the University of North Carolina at Chapel Hill. Mr. Harris serves on the Finance and Risk Oversight and Compensation, Governance and Nominating Committees.

Mr. Harris’s qualifications to serve as a director include his extensive public company board experience, with prior directorships with several Fortune 500 companies. As a current director of Piedmont Natural Gas Company, Inc., he has knowledge of and familiarity with Dominion’s industry, markets and regulatory concerns. Through his current and past service as chief executive officer and equivalent positions, Mr. Harris has business leadership and management skills needed for such positions, as well as financial and capital markets experience.

Robert S. Jepson, Jr. Director since 2003 Age: 67

Mr. Jepson has been chairman and chief executive officer of Jepson Associates, Inc., a private investment firm, since 1989. Mr. Jepson serves on the board of the Georgia Ports Authority, Savannah College of Art and Design and the Lucas Theatre for the Arts. He received his undergraduate and graduate degrees in business and commerce from the University of Richmond. Mr. Jepson is the principal contributor and founder of the University of Richmond’s Jepson School of Leadership Studies. Mr. Jepson serves on the Audit and Compensation, Governance and Nominating Committees.

Mr. Jepson’s qualifications to serve as a director include his more than 26 years of experience as chief executive officer or chairman of public and private companies. He has previous public company board experience relevant to Dominion’s industry and has had directorships with numerous other public and nonpublic entities. Mr. Jepson also brings capital markets, banking and investment management experience to Dominion’s Board.

Mark J. Kington Director since 2005 Age: 50

Mr. Kington has been managing director of X-10 Capital Management, LLC since 2004 and is president of Kington Management Corporation, an investment firm. He is and has been the principal officer and investor in several communications firms and is a founding member of Columbia Capital, LLC, a venture capital firm specializing in the communications and information technology industries. Mr. Kington serves on the University of Virginia Foundation Board of Directors, the board of the Northern Virginia Health Foundation and INOVA Health System Investment Committee. Mr. Kington received his undergraduate degree from the University of Tennessee and an MBA from the University of Virginia. Mr. Kington serves on the Finance and Risk Oversight and Compensation, Governance and Nominating Committees.

Mr. Kington’s qualifications to serve as a director include information technology, capital markets, banking and investment management experience. He also has experience working in a highly-regulated industry with his experience in the telecommunications industry. As with our other directors who have served as chief executive officer or in equivalent positions, Mr. Kington also brings leadership and management skills.

Margaret A. McKenna Director since 2000 Age: 64

Ms. McKenna has been president of The Wal-Mart Foundation since 2007 and served as president of Lesley University from 1985 to 2007. She currently serves on the Greater Boston Chamber of Commerce and is a director of the Cisco Learning Institute. Ms. McKenna received her undergraduate degree from Emmanuel College and her law degree from Southern Methodist University. She was a civil rights attorney with the U.S. Department of Justice and held a variety of positions with the U.S. government from 1976 to 1981, including deputy counsel in the White House and deputy under secretary of education. Ms. McKenna serves on the Audit Committee.

Ms. McKenna’s qualifications to serve as director include her executive experience and leadership skills as the current president of a prominent non-profit organization and as the former president of a university. She also has governmental expertise and legal experience through her service with various branches of the U.S. government. Ms. McKenna also has previous public company board experience.

Frank S. Royal, M.D. Director since 1994 Age: 70

Dr. Royal has been a physician since 1969. He is a director of SunTrust Banks, Inc. and Smithfield Foods, Inc. Dr. Royal also served as a director of Chesapeake Corporation from 1990 to 2007 and CSX Corporation from 1994 to 2008. Dr. Royal received his undergraduate degree from Virginia Union University and his medical degree from Meharry Medical College and currently serves on the Board of Trustees of both institutions. Dr. Royal serves on the Compensation, Governance and Nominating Committee.

Dr. Royal’s qualifications to serve as a director include significant experience and knowledge of the requirements, rules, issues and concerns that a public company faces. He has extensive public company board experience with significant leadership positions on the various boards that he has served. Dr. Royal has previously served on the boards of several Fortune 500 companies. He currently serves on the Audit and Compensation Committee of SunTrust Banks, Inc. and is chairman of the Nominating and Governance Committee and member of the Audit and Compensation Committee of Smithfield Foods. Dr. Royal is also an expert on healthcare matters, benefit plan issues and other relevant matters pertinent to his position on the CGN Committee.

Robert H. Spilman, Jr. Director since 2009 Age: 53

Mr. Spilman has been president and chief executive officer of Bassett Furniture Industries, Inc., a furniture manufacturer and distributor, since 2000. He is a director of Ruddick Corporation and Bassett Furniture Industries, Inc. Mr. Spilman serves on the Virginia Foundation for Independent Colleges and is also chairman of the Board of Directors of New College Institute. He received his undergraduate degree from Vanderbilt University. Mr. Spilman serves on the Audit Committee.

Mr. Spilman’s qualifications to serve as a director include his experience as a current chief executive officer of a public company and the business leadership and management skills needed for that position. As lead director of Ruddick Corporation, Mr. Spilman brings additional public company board experience and leadership to Dominion’s Board.

David A. Wollard Director since 1999 Age: 72

Mr. Wollard is founding chairman of the board, emeritus, Exempla Healthcare (1997 to 2001). He is a director of Vectra Bank Colorado. Mr. Wollard has previously served as chairman of the Denver Chamber of Commerce and Downtown Denver Partnership. He received his undergraduate degree from Harvard College and graduated from the Stonier Graduate School of Banking. Mr. Wollard held a variety of executive positions with banking institutions in Florida and Colorado, where he was the president of Bank One Colorado, N.A. Mr. Wollard serves on the Audit and Compensation, Governance and Nominating Committees.

Mr. Wollard’s qualifications to serve as a director include his extensive background in the banking industry. He has held executive positions and has been a director of numerous financial institutions. Mr. Wollard also has regulatory and governmental experience which is beneficial as the energy industry faces growing legislative and regulatory scrutiny. He has also served on the board of, and has held leadership positions with, many non-profit organizations.

Your Board of Directors recommends that you vote FOR these nominees.

The Audit Committee Report

Our Committee operates under a written charter that was most recently revised in December 2008. Our charter can be found on the company’s website at www.dom.com/investors/corporate-governance/board-committees-and-charters.jsp.

Our Committee reviews and oversees Dominion’s financial reporting process and related disclosure and internal controls. Each November, we develop the coming year’s meeting schedule and agendas. The agendas include reviews of Dominion’s internal controls testing, disclosure controls and procedures, charter requirements, charitable giving, auditor independence requirements, pre-approval of fees, and other issues that we, management and the independent auditors feel should be addressed more closely.

During 2009, the Committee reviewed a number of topics with management and the independent auditors, including:

•	Quarterly and year-end results, financial statements and reports prior to public disclosure;
•	The activities of management’s disclosure committee and Dominion’s disclosure controls and procedures, including internal controls;
•	Management’s compliance with Section 404 of the Sarbanes-Oxley Act relative to documentation, and internal and independent auditors’ testing of internal controls;
•	New and proposed accounting standards and their potential effect on Dominion’s financial statements;
•	The status of internal audit’s staffing, qualifications and audit plans;
•	Dominion’s nuclear operations and performance; and
•	Dominion’s ethics and compliance program.

Our Committee conducts pre-meeting sessions to review with management a single topic in more detail. The topics are chosen as part of the November planning process. In 2009, sessions focused on: results of the 2008 Risk Assessment Process; expansion of Dominion Generation’s renewable energy portfolio; climate and energy policy issues; and nuclear fleet performance.

Throughout 2009, we met with the internal and independent auditors, with and without management present, to discuss the plans for, and scope and results of, their audits and reviews of Dominion’s internal controls and the overall quality of Dominion’s financial reporting. At four of the Committee’s meetings, we also met with the internal auditors, independent auditors and management in separate executive sessions.

Management has represented that Dominion’s consolidated financial statements were prepared in accordance with generally accepted accounting principles (GAAP). We reviewed and discussed the audited consolidated financial statements with management and the independent auditors. In accordance with the requirements established by PCAOB AU 380, Communication with Audit Committees, this discussion included a review of significant accounting estimates and controls, and the quality of Dominion’s accounting principles.

We have received written disclosures and letters from the independent auditors required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Committee concerning independence and the NYSE governance standards regarding internal quality control procedures. We have discussed with the independent auditors the issue of their independence from Dominion, including any non-audit services performed by them.

2009 CONSOLIDATED FINANCIAL STATEMENTS

Relying on these reviews and discussions, we recommended to the Board of Directors, and the Board approved, the inclusion of the audited financial statements and management’s annual report on internal control over financial reporting in Dominion’s Annual Report on Form 10-K for the year ended December 31, 2009, for filing with the SEC.

INDEPENDENT AUDITORS FOR 2010

Our Committee discussed with management and reviewed with the independent auditors their plans and proposed fees for auditing the 2010 consolidated financial statements and internal controls over financial reporting of Dominion and its subsidiaries, as well as their proposed audit-related and non-audit services and fees. Based on our discussions and review of the proposed fee schedule, we have retained Deloitte & Touche LLP, a registered public accounting firm that is independent of us, as Dominion’s independent auditors for 2010, and in accordance with our pre-approval policy, approved the fees for the services presented to us. We determined that the non-audit related services proposed to us do not impair Deloitte & Touche’s independence and that it is more economical and efficient to use them for the proposed services. Permission for any other specific non-audit related services will require prior approval by our Committee or its chairman. When appropriate, Dominion seeks competitive bids for non-audit related services.

David A. Wollard, Chairman

George A. Davidson, Jr.

Robert S. Jepson, Jr.

Margaret A. McKenna

Robert H. Spilman, Jr.

February 25, 2010

Auditors

FEES AND PRE-APPROVAL POLICY

The Audit Committee has a pre-approval policy for Deloitte & Touche’s services and fees. Each year, the Audit Committee pre-approves a schedule that details the services to be provided for the following year and an estimated charge for such services. At its December 2009 meeting, the Committee approved the schedule of services and fees for 2010. In accordance with Dominion’s pre-approval policy, any changes to the schedule may be approved by the Committee at its next meeting.

The following table presents fees paid to Deloitte & Touche for the fiscal years ended December 31, 2009 and 2008, all of which were pre-approved by the Audit Committee.

Type of Fees (millions)	2009	2008
Audit fees	$5.60	$6.45
Audit-related fees	0.96	1.14
Tax fees	0.05	0.02
All other fees	-	-
Total	$6.61	$7.61

Audit Fees. These amounts represent fees of Deloitte & Touche for the audit of our annual consolidated financial statements, the review of financial statements included in our quarterly Form 10-Q reports, the audit of internal controls over financial reporting, and the services that an independent auditor would customarily provide in connection with subsidiary audits, statutory requirements, regulatory filings, and similar engagements for the fiscal year, such as comfort letters, attest services, consents, and assistance with review of documents filed with the SEC.

Audit-Related Fees. Audit-Related Fees consist of assurance and related services that are reasonably related to the performance of the audit or review of Dominion’s consolidated financial statements or internal control over financial reporting. This category may include fees related to the performance of audits and attest services not required by statute or regulations, including audits in connection with acquisitions and divestitures, audits of our employee benefit plans, due diligence related to mergers, acquisitions, and investments, and accounting consultations about the application of GAAP to proposed transactions.

Tax Fees. These amounts are for tax compliance services, tax consulting services and related costs.

OTHER INFORMATION ABOUT THE AUDITORS

Representatives of Deloitte & Touche will be present at the 2010 Annual Meeting. They will have an opportunity to make a statement if they desire, and will be available to respond to shareholder questions.

Item 2 — Ratification of Appointment of Auditors

Our Audit Committee has retained Deloitte & Touche LLP, an independent registered public accounting firm, as Dominion’s independent auditors for 2010. Although ratification is not required by our Bylaws or otherwise, the Board is submitting the selection of Deloitte & Touche LLP to our shareholders for ratification as a matter of good corporate governance.

Your Board of Directors recommends that you vote FOR ratification of the Committee’s action.

Compensation, Governance and Nominating Committee Report

In preparation for filing this Proxy Statement, the Compensation, Governance and Nominating (CGN) Committee reviewed and discussed the following Compensation Discussion and Analysis (CD&A) with management. Based on this review and discussions, we recommended to the Board of Directors that the CD&A be included in this Proxy Statement and incorporated by reference into Dominion’s Annual Report on Form 10-K for the year ended December 31, 2009. This report was prepared by the following independent directors who comprise the CGN Committee:

Frank S. Royal, Chairman

John W. Harris

Robert S. Jepson, Jr.

Mark J. Kington

David A. Wollard

February 25, 2010

Compensation Discussion and Analysis

INTRODUCTION

This Compensation Discussion and Analysis (CD&A) provides a detailed explanation of the objectives and principles that underlie Dominion’s executive compensation program, its elements and the way successful performance is measured, evaluated and rewarded. It also describes our compensation decision-making process. Dominion’s executive compensation program is designed to pay for performance and contributed to the company’s success in 2009 by linking a significant amount of compensation to the achievement of performance goals.

Our program and processes generally apply to all of Dominion’s officers, but this discussion and analysis focuses primarily on compensation for our named executive officers (NEOs). During 2009, Dominion’s NEOs were:

•	Thomas F. Farrell II, Chairman, President and Chief Executive Officer (CEO)
•	Mark F. McGettrick, Executive Vice President and Chief Financial Officer (CFO)
•	Thomas N. Chewning, Executive Vice President and Chief Financial Officer (retired June 1, 2009)
•	Paul D. Koonce, Executive Vice President and CEO – Dominion Virginia Power
•	David A. Christian, CEO – Dominion Generation
•	James F. Stutts, Senior Vice President and General Counsel

OBJECTIVES OF DOMINION’S EXECUTIVE COMPENSATION PROGRAM AND THE COMPENSATION DECISION-MAKING PROCESS

Our Objectives

The major objectives of our compensation program are to:

•	attract, develop and retain an experienced and highly-qualified management team;
•	motivate and reward superior performance that supports our business and strategic plans and contributes to the long-term health of the company;
•

align the interests of management with those of our shareholders by placing a substantial portion of pay at risk through performance goals that, if achieved, are expected to increase total shareholder return;

•	promote internal pay equity; and
•	reinforce our core values of safety, ethics, excellence and “One Dominion” – our term for teamwork.

These objectives provide the framework for our compensation decisions. To determine if we are meeting the objectives of our compensation program, the CGN Committee reviews and compares the company’s actual performance to our short-term and long-term goals, our strategies and performance at our peer companies.

Dominion’s 2009 performance indicates that the design of our compensation program is meeting these objectives. Our NEOs have service with Dominion ranging from 11 to 34 years. We have attracted, motivated and maintained a superior leadership team with skills, industry knowledge and institutional experience that strengthen their ability to act as sound stewards of shareholder dollars. We are performing well relative to our internal goals and as compared to our peers.

Our Process for Setting Compensation

The CGN Committee is responsible for reviewing and approving NEO compensation and our overall executive compensation program. Each year, the CGN Committee conducts a comprehensive assessment and analysis of the executive compensation program, including each NEO’s compensation, with input from management and our independent compensation consultant. As part of its assessment, the CGN Committee reviews the performance of the CEO and other executive officers, meets at least annually with the CEO to discuss succession planning for his position and the positions of the company’s senior officers, reviews the share ownership guidelines and executive officer compliance with the guidelines, and establishes compensation programs designed to achieve Dominion’s objectives.

THE ROLE OF THE INDEPENDENT COMPENSATION CONSULTANT

The CGN Committee’s practice has been to retain an independent compensation consultant, Pearl Meyer & Partners (PM&P), to advise the committee on executive and director compensation matters. PM&P does not provide any services to Dominion other than its consulting services to the CGN Committee related to executive and director compensation. Our PM&P consultant participates in CGN Committee meetings as requested by the chairman of the committee, either in person or by teleconference. Our consultant also communicates directly with the chairman of the committee outside of meetings. PM&P provided the following services related to our 2009 executive compensation program:

•

performed a detailed review of base salary plus annual bonus potential (total cash compensation), the value of targeted long-term incentives, and total direct compensation (the sum of total cash and targeted long-term incentive compensation) for our NEOs, and provided a full report to the CGN Committee on its findings;

•	participated in the selection of our peer companies, providing independent advice to the CGN Committee on the process used to select the peer group and the appropriateness of our peer group;
•

participated in CGN Committee executive sessions without management present to discuss CEO compensation and any other relevant matters, including the appropriate relationship between pay and performance and emerging trends, to answer technical questions, and to review and comment on management proposals and analyses of peer group compensation data; and

•

generally reviewed and offered advice as requested by or on behalf of the CGN Committee regarding other aspects of our executive compensation program, including special projects, best practices and other matters.

MANAGEMENT’S ROLE IN OUR PROCESS

Although the CGN Committee has the responsibility to approve and monitor all compensation for our NEOs, management plays an important role in determining executive compensation. Internal compensation specialists provide the CGN Committee data, analysis and counsel regarding the executive compensation program, including an ongoing assessment of the effectiveness of the program, peer practices, and executive compensation trends and best practices. Working with the CEO, the CFO and his team, and others, our internal compensation specialists assist in the design of our incentive compensation plans, including performance target recommendations consistent with the strategic goals of the company, and in establishing the peer group. Management also works with the chairman of the CGN Committee to establish the agenda and prepare meeting information for each committee meeting.

On an annual basis, the CEO is responsible for reviewing with the CGN Committee his succession plans for his own position and for the company’s senior officers. He is also responsible for reviewing the performance of his senior officers, including the other NEOs, with the CGN Committee at least annually. He makes recommendations on the compensation and benefits for the NEOs (other than himself) to the CGN Committee and provides other information and counsel as appropriate or as requested by the CGN Committee, but all decisions are ultimately made by the CGN Committee. The CEO typically does not make any recommendations with respect to his own compensation. In early 2009, however, he made a request that the CGN Committee not consider any increase in his compensation for 2009.

THE PEER GROUP AND PEER GROUP COMPARISONS

Each year, the CGN Committee approves a peer group of companies. In selecting our peer group, we use a methodology recommended by PM&P to identify companies in our industry that compete for customers, executive talent and investment capital. We screen this group based on size and usually eliminate companies that are much smaller or larger than Dominion’s size in revenues, assets and market capitalization. We also consider the geographic locations and the regulatory environment in which potential peer companies operate.

Dominion’s peer group is generally consistent from year to year, with merger and acquisition activity being the primary reason for any changes. The 2009 peer group was a diversified group consisting of the following 14 energy companies:

Ameren Corporation	FirstEnergy Corp.
American Electric Power Company, Inc.	FPL Group, Inc.
Constellation Energy Group, Inc.	NiSource, Inc.
DTE Energy Company	PPL Corporation
Duke Energy Corporation	Progress Energy, Inc.
Entergy Corporation	Public Service Enterprise Group Inc.
Exelon Corporation	Southern Company

The CGN Committee, PM&P and management use peer company data to: (i) compare Dominion’s stock and financial performance against its peers using a number of different metrics and time periods to evaluate how we are performing as compared to our peers; (ii) analyze compensation practices within our industry; (iii) evaluate peer company practices and determine peer median and 75th percentile ranges for base pay, annual incentive pay, long-term incentive pay, total direct compensation generally and for specific positions; and (iv) compare our Employment Continuity Agreements and other benefits. In setting the levels for base pay, annual incentive pay, long-term incentive pay and total direct compensation, the CGN Committee also takes into consideration Dominion’s larger size compared with the median of the peer group. As of year-end 2009, Dominion ranked above the peer market median in revenues, assets and market capitalization.

SURVEY DATA

Historically, PM&P and management have considered survey data in addition to peer company data to establish blended market benchmarks for the NEO positions. For 2009 compensation decisions, however, PM&P and management reviewed broad-based and industry-specific survey compensation data only for general purposes to obtain a higher level and a general understanding of compensation practices. Due to the volatile and uncertain market conditions during the period that survey data was compiled, we did not believe it was appropriate to benchmark or otherwise use market data or peer group data as the basis for 2009 compensation decisions.

COMPENSATION DESIGN AND RISK

The CGN Committee, with the assistance of Dominion’s chief risk officer and other executives, annually reviews the overall structure of the company’s executive compensation program and policies to ensure they are consistent with effective management of enterprise key risks and that they do not encourage executives to take unnecessary or excessive risks that could threaten the value of the enterprise.

With respect to the programs and policies that apply to our NEOs, this review includes:

•	analysis of how different elements of compensation may increase or mitigate risk-taking;
•	analysis of performance metrics used for short-term and long-term incentive programs and the relation of such incentives to the objectives of a particular position or business unit;
•	analysis of whether the performance measurement periods for short-term and long-term incentive compensation are appropriate;
•	analysis of the overall structure of compensation programs as related to business risks; and
•	an annual review of the company’s share ownership guidelines, including share ownership levels and retention practices.

Based on this review, we believe the company’s well-balanced mix of salary and short-term and long-term incentives, as well as the performance metrics that are included in the incentive programs, are appropriate and consistent with the company’s risk management practices and overall strategies. In addition, as described in Recovery of Incentive Compensation, the CGN Committee’s authority to recover or “clawback” performance-based compensation deters excessive risk-taking and other performance-related misconduct. Other aspects of the compensation program deter excessive risk-taking, such as the requirement that payouts of performance grants for executives who retire are based on actual performance determined at the end of the performance period; strong share ownership guidelines; and prohibitions on hedging, pledging, and other derivative transactions related to Dominion stock.

OTHER TOOLS

The CGN Committee uses a number of tools in its annual review of the compensation of the CEO and other NEOs, including charts illustrating the total range of payouts for each performance-based compensation element under a number of different scenarios; spreadsheets showing the cumulative dollar impact on total direct compensation that could result from implementing proposals on any single element of compensation; graphs showing the relationship between the CEO’s pay and that of the next highest-paid officer and NEOs as a group; and other information the CGN Committee may request in its discretion. Management’s internal compensation specialists provide the CGN Committee with detailed comparisons of the design and features of Dominion’s long-term incentive and other executive benefit programs with available information regarding similar programs at the peer companies. These tools are used as part of the overall process to ensure that the program results in appropriate pay relationships as compared to the market and internally among the NEOs, and that an appropriate balance of at-risk, performance-based compensation is maintained to support the program’s core objectives.

ELEMENTS OF DOMINION’S COMPENSATION PROGRAM

Our executive compensation program consists of four basic elements:

Pay Element	Primary Objectives	Key Features & Behavioral Focus

Base Salary	•Provide competitive level of fixed cash compensation for performing day-to-day responsibilities •Attract and retain talent	•Targeted at market median with adjustments based on internal equity and other company considerations •Rewards individual performance and level of experience

Annual Incentive Plan

•Provide competitive level of at-risk cash compensation for achievement of short-term financial and operational goals

•Align short-term compensation with our annual budget, earnings goals, business plans and core values

•Cash payments based on achievement of annual financial and individual operating and stewardship goals

•Rewards achievement of annual financial goals for Dominion and business unit and individual goals selected to support longer-term strategies

Long-Term Incentive Program	•Provide competitive level of at-risk compensation for achievement of long-term performance goals •Create long-term shareholder value •Retain talent

•A combination of performance-based cash and restricted stock awards (for 2009, a 50/50 mix)

•Encourages and rewards officers for making decisions and investments that create long-term shareholder value as reflected in superior relative total shareholder returns, as well as achieving desired returns on invested capital and book value per share performance

Employee and Executive Benefits

• Provide competitive retirement and other benefit programs that attract and retain highly-qualified individuals

•Provide competitive terms to encourage officers to remain with us during any potential change in control to ensure an orderly transition of management

•Company-wide benefit programs, supplemented by executive retirement plans, limited perquisites, and change in control and other agreements

•Encourages officers to remain with us long-term and to act in the best interest of shareholders, even during any potential change in control

Factors in Setting Compensation

In setting compensation for 2009, we did not follow the same process we have followed in recent years due to volatile market conditions and budget considerations. Instead of evaluating compensation for each officer on an individual basis and in comparison to market benchmarks, we provided the same base salary increase of 2.5% for all officers and maintained our 2008 annual and long-term incentive target levels. There were a few exceptions, including for some of our NEOs. Mr. Farrell did not receive any increase in his base salary for 2009. We made further adjustments to the compensation of Messrs. Christian and Stutts for reasons other than market-based pay considerations, as described below in Base Salary and Annual Incentive Plan.

As part of the process of setting compensation targets, approving payouts and designing future programs, the CGN Committee evaluates the company’s overall performance versus its business plans and strategies, its short-term and long-term goals and as compared to its peer companies. In addition to considering Dominion’s overall performance for the year, the CGN Committee takes into consideration several individual factors that are not given any specific weighting in setting each element of compensation for each NEO, including:

•	an officer’s experience and job performance;
•	the scope of responsibility for a position, including any differences from peer company positions and general market survey data;
•

internal pay equity considerations, such as the relative importance of a particular position or individual officer to Dominion’s strategy and success, and comparability to other officer positions at Dominion;

•	retention and market competitive concerns; and
•	the officer’s role in any succession plan for other key positions.

Generally, in prior years our program has been designed to pay base salary and total cash compensation at or slightly above the 50th percentile for the officers as a group. Total direct compensation for the officers as a group has been designed to be in a range between the 50th and 75th percentiles, but actual achievement of the incentive-based compensation goals will determine what is actually earned. As part of this analysis, we have taken into account Dominion’s larger size and complexity compared with our peer companies. As discussed above, however, comparative data was not a factor in setting compensation for 2009.

CEO Compensation Relative to Other NEOs

Mr. Farrell participates in the same compensation programs and receives compensation based on the same philosophy and factors as other NEOs. Application of the same philosophy and factors to Mr. Farrell’s position results in overall CEO compensation that is significantly higher than the compensation of the other NEOs. His compensation is commensurate with his greater responsibilities and decision-making authority, broader scope of duties that encompasses the entirety of the company (as compared to the other NEOs who are responsible for significant but distinct areas within the company) and his overall responsibility for corporate strategy. His compensation also reflects his role as our primary corporate representative to investors, customers, regulators, analysts, legislators, industry and the media.

We consider CEO compensation trends versus the next highest-paid officer and executive officers as a group over a multi-year period to monitor the ratio of Mr. Farrell’s pay relative to the pay of other executive officers based on (i) salary only and (ii) total direct compensation. We also compare our ratios to that of our peers to confirm that our ratios are consistent with practices at our peer companies. There is no particular targeted ratio or goal, but instead the CGN Committee considers year-to-year trends and comparisons with our peers. The CGN Committee did not make any adjustments to the compensation of any NEOs based on this review in 2009.

Allocation of Total Direct Compensation in 2009

Consistent with our objective to reward strong performance based on the achievement of short-term and long-term goals, a significant portion of total cash and total direct compensation is at risk. Approximately 86% of Mr. Farrell’s targeted 2009 total direct compensation is performance-based, tied to pre-approved performance metrics or tied to the performance of our stock. For the other NEOs, performance-based and stock-based compensation ranges from 66% to 77% of targeted 2009 total direct compensation. This compares to an average of approximately 53% of targeted compensation at risk for most officers at the vice president level and an average of approximately 12% of total pay at risk for non-officer employees.

The charts below illustrate the elements of total direct compensation opportunities in 2009 for Mr. Farrell and the other NEOs as a group (excluding Mr. Chewning who retired June 1, 2009) and the allocation of such compensation among base salary, targeted 2009 annual incentive plan award and targeted 2009 long-term incentive compensation.

Base Salary

Base salary compensates our officers, along with the rest of our workforce, for committing significant time to working on Dominion’s behalf. Annual salary reviews achieve two primary purposes: (i) an annual adjustment, as appropriate, to keep salaries in line and competitive with the market and to reflect changes in responsibility, including promotions; and (ii) a motivational tool to acknowledge and reward excellent individual performance, special skills, experience, the strategic impact of a position relative to other Dominion executives and other relevant considerations.

Although the base salary component of our program generally has been targeted at or slightly above market median, our primary goal is to compensate our officers at a level that best achieves our objectives and reflects the considerations discussed above. We find that market data resources for particular positions can vary greatly from year to year; therefore, we consider market trends for certain positions over a period of years rather than a one-year period in setting base salaries for such positions. We believe that an overall goal of targeting base salary at or slightly above the market median is a conservative but appropriate target for base pay. In addition to being ranked above the peer group market median in 2009 in terms of revenues, assets and market capitalization, the scope of Dominion’s business operations is complex and unique in its industry. Successfully managing such a broad and complex business requires a skilled and experienced management team. We believe we would not be able to successfully recruit and retain such a team if the base pay for officers was below market median, or in the case of our nuclear officers, below levels closer to the 75th percentile.

As explained above, Dominion did not use market data as the basis for 2009 compensation decisions. Individual and company performance would have supported merit increases for 2009 of 3.5% or more for our NEOs, but due to uncertain market conditions and the current economic climate, the CGN Committee capped base salary increases at 2.5% for most officers, including the NEOs other than Mr. Farrell and Mr. Stutts. At Mr. Farrell’s request, the CGN Committee set his 2009 base salary at the same level as 2008. For Mr. Stutts, the CGN Committee considered his exemplary performance and increased level of responsibilities during 2008 and 2009, including preparation for major regulatory proceedings and his significant role in providing legal support for numerous strategic projects, transactions, financings and labor negotiations. In recognition of Mr. Stutts’s accomplishments and for retention purposes (Mr. Stutts has attained normal retirement age), the CGN Committee approved a 6.6% increase in his base salary for 2009.

Annual Incentive Plan

OVERVIEW

The Annual Incentive Plan (AIP) plays an important role in meeting Dominion’s overall objective of rewarding strong performance. The AIP is a cash-based program focused on short-term goal accomplishments. All non-union employees (including our NEOs) scheduled to work 1,000 hours or more in a calendar year are eligible to participate in the AIP. Union employees covered under collective bargaining agreements that provide for participation in the company’s annual incentive plan are also eligible to participate in the AIP.

The AIP is designed to:

•	tie interests of shareholders and employees closely together;
•	focus our workforce on company, business unit, team and individual goals that ultimately influence operational and financial results;
•	reward corporate and business unit earnings performance;
•	reward safety and other operating and stewardship goal success;
•	emphasize teamwork by focusing on common goals;
•	appropriately balance risk and reward; and
•	provide a competitive total compensation opportunity.

TARGET AWARDS

An NEO’s compensation opportunity under the AIP is based on his target award. Target awards are determined as a percentage of a participant’s base salary (for example, 95% of base salary). The target award is the amount of cash that will be paid if a participant achieves a score of 100% for the goals established at the beginning of the year and the plan is funded at the full funding target set for the year. Participants who retire during the plan year are eligible to receive a pro-rated payment of their AIP award after the end of the plan year based on final funding and goal achievement. Participants who terminate employment during the plan year and who are not eligible to retire forfeit their AIP award.

In prior years, the AIP target awards established for the NEOs and other officers generally were designed so that the officer’s total cash compensation for the year would be at or slightly above the market median if the plan goals and full funding are achieved. For nuclear officers as a group, we targeted compensation that was more consistent with market 75th percentile overall in recognition of the significant size and outstanding performance of our nuclear unit, competition in that industry, and the unique skills and experience that our nuclear officers contribute to that critical area of our business strategy. Annual incentive target award levels were also consistent with our intent to have a significant portion of NEO compensation at risk.

If AIP goals are exceeded, as they were in 2009, an officer’s total cash compensation may be higher than market median depending on the extent to which goals are exceeded, and if the goals are not achieved, an officer’s total cash compensation may be significantly lower than market median depending on the extent to which goals are not achieved. We do not, however, review comparative data at the end of the performance period to analyze the extent to which AIP payouts may be above or below market median because our intent is to pay for actual performance at Dominion.

As explained above, 2009 AIP targets as a percentage of base salary generally were maintained at 2008 levels. The 2009 AIP targets for the NEOs, as a percentage of their base salary, were: Mr. Farrell – 125%; Messrs. McGettrick and Chewning – 95%; Mr. Koonce – 90%; and Messrs. Christian and Stutts – 80%. Based on internal pay equity considerations, including the relative importance of Mr. Christian’s position at the time, as well as succession planning considerations, the CGN Committee increased Mr. Christian’s AIP target from 70% to 80% in January 2009 while Mr. Christian was our chief nuclear officer; he was promoted to CEO – Dominion Generation on June 1, 2009. The AIP target for Mr. Stutts was also increased from 70% to 80% in 2009 due to his increased level of responsibilities, including preparation for major regulatory proceedings and strategic transactions, and for retention purposes.

FUNDING OF THE 2009 AIP

Funding of the 2009 AIP was based solely on consolidated operating earnings per share, with potential funding ranging from 0% to 200% of the target funding. Consolidated operating earnings per share are our reported earnings determined in accordance with generally accepted accounting principles (GAAP), adjusted for certain items. We believe that by placing a focus on pre-established consolidated operating earnings per share targets, we increase employee awareness of the company’s financial objectives and encourage behavior and performance that will help achieve these objectives.

The 2009 AIP had a full funding target of $3.25 operating earnings per share, the approximate mid-point of our 2009 earnings guidance announced in January 2009, or $1.92 billion in consolidated operating earnings. Funding is based on a formula that provides proportionate sharing of consolidated operating earnings between AIP participants and shareholders until the full funding target is achieved. Consolidated operating earnings above the full funding target of $3.25 operating earnings per share are shared equally with shareholders, up to the maximum AIP funding level of 200% at $3.37 operating earnings per share.

Full funding means that the AIP is 100% funded and participants can receive their full targeted AIP payout if they achieve a score of 100% for their particular goal package, as described below in How We Determine AIP Payouts. At the maximum plan funding level of 200%, participants can earn up to two times their targeted AIP payout, subject to achievement of their individual goal packages.

Dominion’s consolidated operating earnings for the year ended December 31, 2009 were $1.94 billion or $3.27 per share as compared to its consolidated reported earnings in accordance with GAAP of $1.29 billion or $2.17 per share.* This resulted in 116% funding for the 2009 AIP.

HOW WE DETERMINE AIP PAYOUTS

For most officers, payout of their funded AIP awards for 2009 was subject to the accomplishment of business unit financial and operating and stewardship goals, including a safety goal. The percentage allocated to each category of goals represents the percentage of the funded award subject to the performance of that goal. Officer goals are weighted according to their responsibilities. The overall score cannot exceed 100% scoring.

Business unit financial goals provide a line-of-sight performance target for officers within a business unit and, on a combined basis, support the consolidated operating earnings target for Dominion. Operating and stewardship goals provide line-of-sight performance targets that may not be financial and that can be customized for each individual or by segments of each business unit. Operating and stewardship goals promote our core values of safety, ethics, excellence and teamwork, which in turn contribute to our financial success.

*	Reconciliation of 2009 Consolidated Operating Earnings to Reported Earnings. The following items, which are net of tax, are included in Dominion’s 2009 reported earnings, but are excluded from consolidated operating earnings: $281 million impairment charge related to gas and oil properties, $435 million charge for proposed Virginia base rate case settlement, $62 million benefit related to revision of a nuclear decommissioning asset retirement obligation for a power station no longer in service, $26 million of earnings from The Peoples Natural Gas Company and $27 million net expense related to other items.

The AIP is designed so that AIP payouts earned by the NEOs will qualify as tax deductible “performance-based” compensation under Section 162(m) of the Internal Revenue Code (Code Section 162(m)). Code Section 162(m) requires (i) that performance goals be established during the initial 90 days of the performance period and (ii) that the goals are not altered during the performance period. To preserve the tax deduction for payouts made to the NEOs, their payout, if any, is contingent solely on the achievement of the consolidated financial goal (weighted 100%). If the consolidated financial goal is met, the CGN Committee has the authority to exercise negative discretion to lower payouts if additional discretionary goals are adopted and these discretionary goals are not achieved.

For the 2009 AIP, all of the NEOs adopted a discretionary safety goal. Messrs. Koonce, Christian and Stutts adopted discretionary business unit financial goals, and Mr. Stutts also adopted discretionary operating and stewardship goals. These goals are described under 2009 AIP Payouts. The table below shows the goal weightings applied to these discretionary goals.

Name	Consolidated Financial Goal	Business Unit Financial Goals	Operating/ Stewardship	*
Thomas F. Farrell II	95%	0%	5%
Mark F. McGettrick	95%	0%	5%
Thomas N. Chewning	95%	0%	5%
Paul D. Koonce	65%	30%	5%
David A. Christian	65%	30%	5%
James F. Stutts	40%	30%	30%

*5% of this goal weighting is for a safety goal. Only Mr. Stutts had other, non-safety operating and stewardship goals, as described below.

2009 AIP PAYOUTS

The formula for calculating an award is:

The 2009 discretionary business unit financial goals and accomplishment levels for Mr. Koonce (Dominion Virginia Power), Mr. Christian (Dominion Generation), and Mr. Stutts (Services Company) were as follows:

Business Unit	Goal Threshold (Net Income	)	Goal 100% Payout (Net Income	)	Actual 2009 (Net Income	)	2009 Actual Accomplishment	2009 Approved Accomplishment
(Million/$)
Dominion Virginia Power	$ 320		$ 400		$ 384		96.0%	100.0%
Dominion Generation	$1,026		$1,282		$1,281		99.9%	100.0%
Dominion Resources Services*	$ 665		$ 554		$ 554		100.0%	100.0%

* Services Company officers and employees carry an expense goal rather than a net income goal.

During 2009, all business units worked together to modify their 2009 budgets in support of the consolidated 2009 budget plan, but no corresponding adjustments were made to business unit AIP financial goals. Dominion Generation and Dominion Virginia Power would have fully achieved their net income goals if their respective budgets had not been modified. Accordingly, the CGN Committee determined it was appropriate not to exercise its negative discretion to reduce the 2009 AIP payouts for Messrs. Koonce and Christian based on the actual accomplishment of the discretionary business unit financial goals for Dominion Virginia Power and Dominion Generation, respectively.

A discretionary safety goal of minimizing OSHA recordable incident rates to a specified target number was adopted for all of the NEOs. Each NEO achieved his safety goal. In addition to his safety goal, which was weighted 5%, Mr. Stutts had discretionary operating and stewardship goals in four other categories: compliance (weighted 10%); rate case and other regulatory legal support (weighted 5%); training (weighted 5%); and efficiency improvements (weighted 5%). Mr. Stutts had two compliance goals; one was to complete a reorganization and transition of NERC-related compliance services provided by the law department and the other was to improve the process for resolving compliance incident reports. His rate case and other regulatory legal support goal was to enhance teamwork with the regulatory accounting group in preparing cases, including witness development, with an emphasis on quality of the final product. His training goal was to lower costs by enhancing in-house negotiation skills training and to identify other in-house training opportunities. The efficiency goal was to implement a plan to integrate a new document management system for the law department. Mr. Stutts fully achieved all of these operating and stewardship goals.

Amounts earned under the 2009 AIP by NEOs are shown below and are reflected in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

Name	Base Salary		Target Award		Funding %		Total Payout Score%		2009 AIP Payout
Thomas F. Farrell II	$1,200,000	x	125%	x	116%	x	100%	=	$1,740,000
Mark F. McGettrick	650,900	x	95%	x	116%	x	100%	=	717,292
Thomas N. Chewning	290,630	x	95%	x	116%	x	100%	=	320,275*
Paul D. Koonce	497,900	x	90%	x	116%	x	100%	=	519,808
David A. Christian	553,800	x	80%	x	116%	x	100%	=	513,926
James F. Stutts	430,000	x	80%	x	116%	x	100%	=	399,040

* Due to Mr. Chewning’s retirement on June 1, 2009, his payout was pro-rated based on his five months of service during the 12-month performance period.

Long-Term Incentive Program

OVERVIEW

Our long-term incentive program focuses on Dominion’s longer-term strategic goals and retention. In recent years, 50% of our long-term incentives have been full value equity awards in the form of restricted stock with time-based vesting and the other 50% have been performance-based awards. We believe restricted stock serves as a strong retention tool and also creates a focus on Dominion’s stock price to further align the interests of officers with the interests of our shareholders. For those officers who have made substantial progress towards their share ownership guidelines, 50% of their long-term award is in the form of a cash performance grant. Because officers are expected to retain ownership of shares upon vesting of restricted stock awards, as explained in Share Ownership Guidelines, the long-term cash performance grant balances the program and allows a portion of the long-term incentive award to be accessible to our NEOs during the course of their employment.

The CGN Committee approves long-term incentive awards in January each year with a grant date established in early February. This process ensures incentive-based awards are made at the beginning of the performance period and shortly after the public disclosure of Dominion’s earnings for the prior year.

In prior years, long-term incentive values for our NEOs and other officers were targeted between the market median and the 75th percentile, which is consistent with Dominion’s larger size and complexity compared with our peer companies. Actual performance versus pre-set performance goals determines the extent to which final long-term compensation earned is at, above, or below market median or market 75th percentile. Consistent with our intent to pay for actual achievement of the performance goals we establish at the beginning of the performance period, we do not analyze comparative data at the end of the performance period to determine the extent to which payouts may be above or below market median or market 75th percentile. Additionally, an analysis of comparative data would be of little practical use due to factors such as job rotations and changes in market conditions during the performance cycle.

The fact that an officer may have received long-term incentive awards over the course of his or her career is not a significant consideration in determining the officer’s entitlement to appropriate long-term incentive awards in the current year. If a newer officer does not have prior grants outstanding due to his or her short tenure, we do not increase the compensation paid to such officer due to a lack of outstanding grants from prior years.

2009 RESTRICTED STOCK GRANTS

All officers received a restricted stock grant on February 2, 2009 based on a stated dollar value. The 2009 restricted stock grants for the NEOs under our long-term incentive program had the same values as their 2008 restricted stock grants. The number of shares awarded was determined by dividing the stated dollar value by the closing price of Dominion’s common stock on January 30, 2009. The grants have a three-year vesting term, with cliff vesting at the end of the restricted period on February 1, 2012. Dividends are paid to officers during the restricted period. As discussed in Other Matters below, Mr. Stutts received an additional restricted stock grant in 2009 for retention purposes. The grant date fair value of the 2009 restricted stock grant awards made to the NEOs are disclosed in the Grants of Plan-Based Awards table. Dividends paid during 2009 are reported in the All Other Compensation column of the Summary Compensation Table.

2009 PERFORMANCE GRANTS

Most officers, including the NEOs, received cash performance grants on February 2, 2009. The 2009 performance grant target levels for the NEOs were the same as their 2008 performance grant target levels. Officers who have not achieved 50% of their targeted share ownership guideline received stock-based performance grants. Dividend equivalents are not paid on any performance-based grants. The performance period commenced on January 1, 2009 and will end on December 31, 2010. Like our 2008 performance grants, the 2009 grants are denominated as a target award, with potential payouts ranging from 0-200% of the target based on Dominion’s total shareholder return (TSR) relative to the peer group of companies selected by the CGN Committee, return on invested capital (ROIC), and increase in book value per share (Book Value Performance).

The TSR metric was selected to focus our officers on long-term shareholder value when developing and implementing their strategic plans and in turn, reward management based on the achievement of TSR levels as measured relative to our peer companies. The ROIC metric was selected to reward officers for the achievement of expected levels of return on the company’s investments. We believe an ROIC measure encourages management to choose the right investments, and with those investments, to achieve the highest returns possible through prudent decisions, management and control of costs. The Book Value Performance metric is intended to promote better long-term value of Dominion assets by effective capital allocation and management and to encourage a decision-making process that minimizes write-offs and issuances of stock below anticipated share prices.

VESTING TERMS FOR THE 2009 RESTRICTED STOCK GRANTS AND PERFORMANCE GRANTS

The grants are forfeited in their entirety if an officer voluntarily terminates employment or is terminated with cause before the vesting date. The grants have pro-rated vesting for retirement, termination without cause, death or disability, which rewards officers (or their beneficiaries) only for the period of time they provided services to Dominion. In the case of retirement, pro-rated vesting will not occur if the CEO (or, for the CEO, the CGN Committee) determines the officer’s retirement is detrimental to the company.

For the performance grants, payout for an officer who retires or whose employment is terminated without cause is made following the end of the performance period so that the officer is rewarded only to the extent the performance goals are achieved. In the case of death or disability, payout is made as soon as possible to facilitate the administration of the officer’s estate or financial planning. The payout amount will be the greater of the officer’s target award or an amount based on the predicted performance used for compensation cost disclosure purposes in Dominion’s financial statements.

In the event of a change in control, we use a modified double trigger for the vesting of our restricted stock awards, with pro-rated vesting as of the change in control date, and full vesting if an officer’s employment is terminated or constructively terminated by the successor entity before the scheduled vesting date. This approach appropriately rewards officers for their service with Dominion up through the date of the change in control and also encourages them to remain with the successor entity to ensure an orderly transition of management following the change in control.

We take a different approach for performance grants. Given that the relative TSR, ROIC and Book Value Performance metrics are exclusively Dominion-related goals, we do not consider it reasonable or fair to continue to apply those goals in the event of a change in control. Accordingly, the payout of the performance grants will occur as soon as administratively feasible following the change in control date at an amount that is the greater of an officer’s target award or an amount based on the predicted performance used for compensation cost disclosure purposes in Dominion’s financial statements.

PAYOUT UNDER 2008 PERFORMANCE GRANTS

In February 2010, payouts were made to officers who received 2008 performance grants, including the NEOs. The 2008 performance grants were based on three goals: TSR for the two-year period ended December 31, 2009 relative to Dominion’s peer group of companies (weighted 50%); ROIC for the same two-year period (weighted 40%); and Book Value Performance as of December 31, 2009 (weighted 10%).

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Relative TSR. TSR is the difference between the value of a share of common stock at the beginning and end of the two-year performance period, plus dividends paid as if reinvested in stock. For this metric, Dominion’s TSR is compared to TSR levels at its peer companies for the same two-year period. The peer group for the 2008 performance grant TSR metric is the same as the 2009 peer group of companies described above in The Peer Group and Peer Group Comparisons. The relative TSR targets and corresponding payout scores are as follows:

Relative TSR Performance	Percentage Payout of TSR Percentage*
Top Quartile – 75% to 100%	150% – 200%
2nd Quartile – 50% to 74.9%	100% – 149.9%
3rd Quartile – 25% to 49.9%	50% – 99.9%
4th Quartile – below 25%	0%

*TSR weighting is interpolated between the top and bottom of the percentages within a quartile. A minimum payment of 25% of the TSR percentage will be made if the TSR performance is at least 10% on a compounded annual basis for the performance period, regardless of relative performance.

Actual relative TSR performance for the 2008-2009 period was in the second quartile.

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ROIC. ROIC reflects the company’s total return divided by average invested capital for the performance period. The ROIC goal at target is consistent with the strategic plan/annual business plan approved by the Board. For this purpose, total return is the company’s consolidated operating earnings plus its after-tax interest and related charges, plus preferred dividends. We designed our 2008 ROIC goals to provide 100% payout if we achieved an average ROIC of 8.70% over the two-year performance period. The ROIC performance targets and corresponding payout scores are as follows:

ROIC Performance	Percentage Payout of ROIC Percentage*
8.90% and above	200%
8.80% – 8.89%	150% –199.9%
8.70% – 8.79%	100% – 149.9%
8.60% – 8.69%	50% – 99.9%
Below 8.60%	0%

*ROIC percentage payout is interpolated between the top and bottom of the percentages for any range.

Actual ROIC performance for the 2008-2009 period was 8.81%.

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Book Value per Share. Book Value Performance measures the company’s value according to its balance sheet (the difference between assets and liabilities) as opposed to the market value of company stock, subject to certain pre-approved exclusions, whether positive or negative, as set forth in the awards. It measures the use of funds as well as the efficiency of issuing stock. The CGN Committee applied a 10% weighting to this measure in order to allow a mix of performance measures while maintaining the desired focus on relative TSR and ROIC. Book Value Performance was calculated as common shareholders’ equity divided by the number of outstanding shares as of December 31, 2009. The Book Value Performance targets and corresponding payout scores are as follows:

Book Value Performance	Percentage Payout of Book Value Performance Percentage*
$20.80 and above	200%
$20.70 – $20.79	150% - 199.9%
$20.60 – $20.69	100% - 149.9%
$20.50 – $20.59	50% - 99.9%
Below $20.50	0%

*Book Value Performance Percentage payout is interpolated between the top and bottom of the percentages for any range.

Actual Book Value Performance for the 2008-2009 period was below $20.50.

Based on the achievement of the performance criteria, the CGN Committee approved a 126.4% payout for the 2008 performance grants. The following table summarizes the achievement of the 2008 performance criteria:

Measure	Goal Weight%	Goal Achievement%	Payout%
Relative TSR	50%	128.5%	64.2%
ROIC	40%	155.5%	62.2%
Book Value Performance	10%	0.0%	0.0%

Combined Overall Performance Score			126.4%

The resulting payout amounts for the NEOs for the 2008 Performance Grants are shown below and are also reflected in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

Name	2008 Performance Grant Award		Overall Performance Score		Calculated Performance Grant Payout
Thomas F. Farrell II	$3,000,000	x	126.4%	=	$3,792,000
Mark F. McGettrick	750,000	x	126.4%	=	948,000
Thomas N. Chewning	666,667	x	126.4%	=	842,667*
Paul D. Koonce	450,000	x	126.4%	=	568,800
David A. Christian	325,000	x	126.4%	=	410,800
James F. Stutts	250,000	x	126.4%	=	316,000

*Due to Mr. Chewning’s retirement on June 1, 2009, his payout was pro-rated based on his 14 months of service (measured from the April 2008 grant date) during the two-year performance period.

2010 Compensation Decisions

In January 2010, the CGN Committee approved the AIP and long-term incentive program (LTIP) for 2010. There are no changes to the design of the AIP for 2010. The full funding target for the 2010 AIP is $3.30 operating EPS, the approximate mid-point of our 2010 earnings guidance. Like the 2009 LTIP, 50% of the 2010 LTIP awards are full value equity awards in the form of restricted stock that will become vested after three years and 50% are performance-based awards with metrics measured over a two-year performance period. There are two metrics for the performance-based awards: relative TSR to our 2010 peer group (weighted 50%) and ROIC (weighted 50%). The TSR goals and peer group for 2010 are the same as those described above for the 2008 performance-based awards. The ROIC goals have been updated to reflect our 2010-2011 business and strategic plans. The 2010 LTIP awards were granted February 1, 2010.

Employee and Executive Benefits

Benefit plans and limited perquisites comprise the fourth element of our compensation program. These benefits serve as retention tools and reward long-term employment.

RETIREMENT PLANS

We sponsor two types of tax-qualified retirement plans for eligible employees, including our NEOs: a defined benefit pension plan (the Pension Plan) and a defined contribution 401(k) savings plan (the 401(k) Plan). The NEOs, as employees hired before 2008, are eligible for a pension benefit upon attainment of retirement age based on a formula that takes into account final compensation and years of service. They also receive a cash balance benefit under which the company contributes 2% of each participant’s compensation to a special retirement account, which may be paid in a lump sum or added to the annuity benefit upon retirement. The formula for the Pension Plan is explained in the narrative following the Pension Benefits table. The change in Pension Plan value for 2009 for the NEOs is included in the Summary Compensation Table.

Officers whose matching contributions under our 401(k) Plan are limited by Internal Revenue Code limits receive a cash payment to make them whole for the company match lost as a result of these limits. These cash payments are currently taxable. The company matching contributions to the 401(k) Plan and the cash payments of company matching contributions above Internal Revenue Code limits for the NEOs are included in the All Other Compensation column of the Summary Compensation Table and detailed in the footnote for that column.

We also maintain two nonqualified retirement plans for our executives: the Retirement Benefit Restoration Plan (BRP) and the Executive Supplemental Retirement Plan (ESRP). Unlike the Pension Plan and 401(k) Plan, these plans are unfunded, unsecured obligations of the company. These plans keep us competitive in attracting and retaining officers. Because of Internal Revenue Code limits on Pension Plan benefits and because a more substantial portion of total compensation for our officers is paid as incentive compensation than for other employees, the Pension Plan and 401(k) Plan alone will produce a lower percentage of replacement income in retirement for officers than these plans will for other employees. The BRP restores benefits that will not be paid under the Pension Plan due to the Internal Revenue Code limits. The ESRP provides a benefit that covers a portion (25%) of final base salary and target annual incentive compensation to partially make up for this gap in retirement income. The BRP and ESRP do not include long-term incentive compensation in benefit calculations and, therefore, a significant portion of the potential compensation for our officers is excluded from calculation in any retirement plan benefit. As consideration for the benefits earned under the BRP and ESRP, all officers agree to comply with confidentiality and one-year non-competition requirements set forth in the plan documents following their retirement or other termination of employment. The present value of accumulated benefits under these retirement plans is disclosed in the Pension Benefits table and the terms of the plans are fully explained in the narrative following that table.

OTHER BENEFIT PROGRAMS

Dominion’s officers participate in all of the benefit programs available to other Dominion employees. The core benefit programs include medical, dental and vision benefit plans, a health savings account, health and dependent care flexible spending accounts, group-term life insurance, travel accident coverage, long-term disability coverage and a paid time off program. There are other miscellaneous employee benefit programs, including employee assistance programs and employee leave policies.

We also maintain an executive life insurance program for officers to replace a former company-wide retiree life insurance program that was discontinued in 2003. The program is fully-insured by individual policies that provide death benefits at a fixed amount depending on an officer’s salary tier. This life insurance coverage is in addition to the group-term insurance that is provided to all employees. The officer is the owner of the policy and the company makes premium payments until the later of 10 years or the date the officer attains age 64. Officers are taxed on the premiums paid by the company. The premiums for these policies are included in the All Other Compensation column of the Summary Compensation Table.

PERQUISITES

We provide perquisites for our officers to enable them to perform their duties and responsibilities as efficiently as possible and to minimize distractions. The

CGN Committee annually reviews the perquisites to ensure they are an effective and efficient use of corporate resources. We believe the benefits we receive from offering these perquisites outweigh the costs of providing them. In addition to incidental perquisites associated with maintaining an office, we offer the following perquisites to all officers:

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An allowance of up to $9,500 a year to be used for health club memberships and wellness programs, comprehensive executive physical exams and financial and estate planning. Dominion wants officers to be proactive with preventive healthcare and also wants executives to use professional, independent financial and estate planning consultants to ensure proper tax reporting of company-provided compensation and to help officers optimize their use of Dominion’s retirement and other employee benefit programs.

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A vehicle leased by Dominion, up to an established lease-payment limit (if the lease payment exceeds the allowance, the officer pays for the excess amount on the vehicle). The costs of insurance, fuel and maintenance for company-leased vehicles are paid by the company.

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In limited circumstances, use of company aircraft for personal travel by executive officers. For security and other reasons, the Board has directed Mr. Farrell to use the aircraft for all travel, including personal travel, whenever it is feasible to do so. Mr. Farrell’s family and guests may accompany him on any personal trips. The use of company aircraft for personal travel by other executive officers is limited and usually related to (i) travel with the CEO or (ii) personal travel to accommodate business demands on an executive’s schedule. With the exception of Mr. Farrell, personal use of aircraft is not available when there is a company need for the aircraft. Use of company aircraft saves substantial time and allows us to have better access to our executives for business purposes. During 2009, 96% of the use of Dominion’s aircraft was for business purposes. Other than Mr. Farrell, none of the NEOs or other executive officers used company aircraft for personal travel in 2009.

Other than costs associated with comprehensive executive physical exams (which are exempt from taxation under the Internal Revenue Code), these perquisites are fully taxable to officers. There is no tax gross-up for imputed income on any perquisites.

EMPLOYMENT CONTINUITY AGREEMENTS

Dominion has entered into Employment Continuity Agreements with all officers to ensure continuity in the event of a change in control of the company. While Dominion has determined these agreements are consistent with the practices of its peer companies, the most important reason for these agreements is to protect the company in the event of an anticipated or actual change in control of Dominion. In a time of transition, it is critical to protect shareholder value by retaining and continuing to motivate the company’s core management team. In a change in control situation, workloads typically increase dramatically, outside competitors are more likely to attempt to recruit top performers away from the company, and officers and other key employees may consider other opportunities when faced with uncertainties at their own company. Therefore, the Employment Continuity Agreements provide security and protection to officers in such circumstances for the long-term benefit of the company and its shareholders.

In determining the appropriate multiples of compensation and benefits payable upon a change in control, the company evaluated peer group and general practices and considered the levels of protection necessary to retain officers in such situations. The Employment Continuity Agreements are double-trigger agreements that require both a change in control and a qualifying termination of employment to trigger a benefit. The specific terms of the Employment Continuity Agreements are discussed in Potential Payments Upon Termination or Change in Control.

OTHER MATTERS

In February 2009, the CGN Committee granted restricted stock to Mr. Stutts for retention purposes. The terms of the restricted stock grant are described in the Grants of Plan-Based Awards table and the accompanying footnote. The size of the award was recommended by the CEO, based on an analysis of Mr. Stutts’ total compensation for 2009 as compared to that of other senior officers, to provide a sufficient incentive for Mr. Stutts to remain with Dominion throughout the critical period of the Virginia base rate case proceeding and to assist with strategic initiatives.

Mr. Chewning retired from Dominion on June 1, 2009. In accordance with the terms of the 2009 AIP, Mr. Chewning’s AIP payout was based on actual goal achievement determined after the end of the plan year and pro-rated for his five months of service during

2009. Mr. Chewning’s payout under his 2008 performance grant also was based on the actual goal achievement following the end of the performance period that ended December 31, 2009 and was pro-rated for his months of service during the performance period. Similarly, Mr. Chewning’s payout, if any, under his 2009 performance grant will be determined after the end of the performance period ending December 31, 2010 and will be pro-rated based on his months of service during the performance period that will end on December 31, 2010.

Mr. Chewning’s outstanding restricted stock awards under the 2007, 2008 and 2009 long-term incentive programs were vested pro-rata upon his retirement based on a determination by the CEO that Mr. Chewning’s retirement would not be detrimental to the company. Mr. Chewning’s 2008 restricted stock retention award was fully vested upon his retirement based on the CGN Committee’s determination that Mr. Chewning’s retirement would not be detrimental to the company. The number of shares and value received upon vesting for these restricted stock awards are shown in the Option Exercises and Stock Vested table.

Pursuant to his February 2003 letter agreement with the company, Mr. Chewning received a payment equal to his final annual base salary upon his retirement as consideration for his agreement not to compete with the company for a two-year period following his retirement. The amount of this non-compete payment is included in the All Other Compensation column of the Summary Compensation Table.

In September 2009, several months following his retirement, Dominion engaged Mr. Chewning as a consultant to testify in the Virginia base rate case proceeding, to provide support with other pending rate cases and to provide advice regarding strategic transactions, investor relations, financial matters and other matters as requested by Messrs. Farrell or McGettrick. Consulting fees paid to Mr. Chewning for his services are disclosed in the All Other Compensation column of the Summary Compensation Table.

Dominion does not have comprehensive employment agreements or severance agreements for its NEOs. Although the CGN Committee believes the compensation and benefit programs described in this CD&A are appropriate, Dominion, as one of the nation’s largest producers and transporters of energy, is part of a constantly changing and increasingly competitive environment. In recognition of their valuable knowledge and experience and to secure and retain their services, we have entered into letter agreements with each of our NEOs to provide certain benefit enhancements or other protections, as described in Additional Post-Employment Benefits for NEOs under Potential Payments Upon Termination or Change in Control.

OTHER RELEVANT COMPENSATION PRACTICES

Share Ownership Guidelines

We require officers to own and retain significant amounts of Dominion stock during their careers to align their interests with those of our shareholders by promoting a long-term focus through long-term share ownership. The guidelines ensure that management maintains a personal stake in the company through significant equity investment in the company. Targeted ownership levels are the lesser of the following:

Position	Value/# of Shares
Chairman, President & Chief Executive Officer	8 x salary/145,000
Executive Vice President – Dominion	5 x salary/35,000
Senior Vice President – Dominion & Subsidiaries/President – Dominion Subsidiaries	4 x salary/20,000
Vice President – Dominion & Subsidiaries	3 x salary/10,000

The levels of ownership reflect the increasing level of responsibility for that officer’s position. Shares owned by an officer and his or her immediate family members as well as shares held under company benefit plans contribute to the ownership targets. Restricted stock, goal-based stock and shares underlying stock options do not contribute to the ownership targets. We prohibit certain types of transactions related to Dominion stock, including derivative securities, hedging transactions, margin accounts and pledging shares as collateral.

With limited exceptions, officers are expected to retain ownership of their Dominion stock, including restricted stock and goal-based shares that have vested, as long as they remain employed by the company. We refer to shares held by an officer that are more than 15% above his or her ownership target as “Qualifying Excess Shares.” Officers may sell up to 50% of their Qualifying Excess Shares at any time and may sell all Qualifying Excess Shares during the one-year period preceding retirement. Qualifying Excess Shares may also be gifted to a charitable organization or put into a trust outside of the officer’s control for estate planning purposes at any time.

At least annually, the CGN Committee reviews the share ownership guidelines and monitors compliance by executive officers, both individually and by the officer group as a whole. The NEOs’ ownership is shown in the Director and Officer Share Ownership table; each NEO exceeds his ownership target.

Recovery of Incentive Compensation

Consistent with standards established by the Sarbanes-Oxley Act of 2002, Dominion’s Corporate Governance Guidelines authorize the Board to seek recovery of performance-based compensation paid to officers who are found to be personally responsible for fraud or intentional misconduct that causes a restatement of financial results filed with the SEC. Beginning in 2009, the CGN Committee approved a broader clawback provision for inclusion in our AIP and long-term incentive performance grant documents. This clawback provision authorizes the CGN Committee, in its discretion and based on facts and circumstances, to recoup AIP and performance grant payouts from any employee whose fraudulent or intentional misconduct (i) directly causes or partially causes the need for a restatement of a financial statement or (ii) relates to or materially affects the company’s operations or the employee’s duties at the company. The company reserves the right to recover a payout by seeking repayment from the employee, by reducing the amount that would otherwise be payable to the employee under another company benefit plan or compensation program to the extent permitted by applicable law, by withholding future incentive compensation, or any combination of these actions. The clawback provision is in addition to, and not in lieu of, other actions the company may take to remedy or discipline misconduct, including termination of employment or a legal action for breach of fiduciary duty, and any actions imposed by law enforcement agencies.

Tax Deductibility of Compensation

Code Section 162(m) generally disallows a deduction by publicly-held corporations for compensation in excess of $1 million paid to the CEO and next three most highly-compensated officers other than the CFO. If certain requirements are met, performance-based compensation qualifies for an exemption from the Code Section 162(m) deduction limit. We intend to provide competitive executive compensation while maximizing Dominion’s tax deduction. While the CGN Committee considers Code Section 162(m) tax implications when designing annual and long-term compensation programs and approving payouts under such programs, it reserves the right to approve, and in some cases has approved, non-deductible compensation when corporate objectives justify the cost of being unable to deduct such compensation. Dominion’s tax department has advised the CGN Committee that the cost of any such lost tax deductions is not material to the company.

Accounting for Stock-Based Compensation

We measure and recognize compensation expense in accordance with the Financial Accounting Standards Board (FASB) guidance for share-based payments, which requires that compensation expense relating to share-based payment transactions be recognized in the financial statements based on the fair value of the equity or liability instruments issued. The CGN Committee considers the accounting treatment of equity and performance-based compensation when approving awards.

Executive Compensation

SUMMARY COMPENSATION TABLE – AN OVERVIEW

The Summary Compensation Table provides information in accordance with SEC requirements regarding compensation earned by our NEOs, as well as amounts accrued or accumulated during years reported with respect to retirement plans and other items. The NEOs include our CEO, our CFO, our former CFO and the three most highly compensated executives other than our CEO and CFO.

The following highlights some of the disclosures contained in this table for our NEOs. Detailed explanations regarding certain types of compensation paid to an NEO are included in the footnotes to the table. Mr. Chewning retired on June 1, 2009 and Mr. McGettrick succeeded him as CFO effective as of that date. SEC rules require disclosure of Mr. Chewning’s compensation because he served as the company’s CFO for a portion of the year.

Salary. The amounts in this column are the base salaries earned by the NEOs for the years indicated.

Stock Awards. The amounts in this column reflect the full grant date fair value of the stock awards for accounting purposes for the respective year. The amounts shown for 2008 and 2007 are different from the amounts shown in our prior proxy statements due to a change in SEC reporting requirements.

Non-Equity Incentive Plan Compensation. This column includes amounts earned under two performance-based programs: the AIP and cash-based performance grant awards under our long-term incentive programs. These performance programs are based on performance criteria established by the CGN Committee at the beginning of the performance period, with actual performance scored against the pre-set criteria by the CGN Committee at the end of the performance period.

Change in Pension Value and Nonqualified Deferred Compensation Earnings. This column shows any year-over-year increases in the annual accrual of pension and supplemental retirement benefits for our NEOs. These are accruals for future benefits that may be earned under the terms of our retirement plans, and do not reflect actual payments made during the year to our NEOs. The amounts disclosed reflect the annual change in the actuarial present value of benefits under defined benefit plans sponsored by the company, which include the company’s tax-qualified Pension Plan and the nonqualified plans described in the narrative following the Pension Benefits table. The annual change equals the difference in the accumulated amount for the current fiscal year and the accumulated amount for the prior fiscal year, generally using the same actuarial assumptions used for the company’s audited financial statements for the applicable fiscal year, including assumed retirement dates, life expectancy of our officers and other assumptions. For 2009, however, accrued benefit calculations are based on assumptions that the NEOs would retire at the earliest age at which they are projected to become eligible for full, unreduced pension benefits (including the effect of future service for eligibility purposes), instead of their unreduced retirement age based on current years of service. The application of these assumptions results in a greater increase in the accumulated amount of pension benefits for certain NEOs than would result without the application of these assumptions. This method of calculation does not increase actual benefits payable at retirement but only how much of that benefit is allocated to the increase during 2009. Please refer to the footnotes to the Pension Benefits table and the narrative following that table for additional information related to actuarial assumptions used to calculate pension benefits.

All Other Compensation. The amounts in this column disclose compensation that is not classified as compensation reportable in another column, including perquisites and benefits with an aggregate value of at least $10,000, the value of company-paid life insurance premiums, company matching contributions to an NEO’s 401(k) Plan account, company matching contributions paid directly to the NEO that would be credited to the 401(k) Plan if Internal Revenue Code contribution limits did not apply, payment for unused vacation days not carried forward to the following year, and dividends paid on restricted stock.

Total. The number in this column provides a single figure that represents the total compensation either earned by each NEO for the years indicated or accrued benefits payable in later years and required to be disclosed by SEC rules in this table. It does not reflect actual compensation paid to the NEO during the year, but is the sum of the dollar values of each type of compensation quantified in the other columns in accordance with SEC rules.

SUMMARY COMPENSATION TABLE

The following table presents information concerning compensation paid or earned by our NEOs for the years ended December 31, 2009, 2008 and 2007 as well as the grant date fair value of stock awards and changes in pension value.

Name and Principal Position	Year	Salary(1)	Bonus(2)	Stock Awards(3)	Non-Equity Incentive Plan Compensation(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(5)	All Other Compensation(6)	Total
Thomas F. Farrell II Chairman, President and Chief Executive Officer	2009	$1,200,000	—	$3,000,010	$5,532,000	$1,591,777	$649,754	$11,973,541
	2008	1,191,667	—	3,000,025	6,735,000	2,625,135	626,421	14,178,248
	2007	1,100,000	$2,000,000	3,000,063	6,542,400	2,187,921	635,749	15,466,133
Mark F. McGettrick Executive Vice President and Chief Financial Officer	2009	648,250	—	750,002	1,665,292	1,872,269	181,413	5,117,226
	2008	629,333	—	750,027	2,042,103	724,614	167,861	4,313,938
	2007	567,000	—	750,016	1,772,070	781,765	165,942	4,036,793
Thomas N. Chewning Executive Vice President and Chief Financial Officer (retired June 1, 2009)	2009	287,795	—	1,000,027	1,162,942	—	1,182,301	3,633,065
	2008	677,292	—	2,000,016	2,474,966	348,003	314,650	5,814,927
	2007	642,000	500,000	1,000,051	2,490,018	325,855	349,341	5,307,265
Paul D. Koonce Executive Vice President (CEO—Dominion Virginia Power)	2009	495,883	—	450,023	1,088,608	383,988	119,481	2,537,983
	2008	483,650	—	450,016	1,343,435	520,415	123,818	2,921,334
David A. Christian (CEO—Dominion Generation)	2009	551,550	—	325,028	924,726	1,252,716	144,334	3,198,354
	2008	537,750	—	325,005	1,056,473	612,221	132,402	2,663,851
James F. Stutts Senior Vice President and General Counsel	2009	425,533	—	750,046	715,040	796,297	149,077	2,835,993

(1) Mr. Farrell did not receive a salary increase in 2009. Salary increases for the other NEOs became effective on March 1, 2009. For the months of January and February 2009, monthly salary was paid at the 2008 monthly salary amount.

(2) The amounts in this column represent special, one-time cash bonuses approved by the CGN Committee in 2007 for Messrs. Farrell and Chewning for their contributions to the successful divestiture of the company’s exploration and production assets. Mr. Farrell’s bonus also recognized his strategic leadership of the company throughout the transition period during and after the divestiture.

(3) The amounts in this column reflect the full grant date fair value of stock awards for the respective year, in accordance with FASB ASC Topic 718 – guidance for share-based payments. Dominion did not grant any stock options in 2009. For Mr. Chewning, the amounts in the table reflect the full value of his awards as of the grant dates. He retired on June 1, 2009 and became vested in a pro-rata portion of his 2007, 2008 and 2009 restricted stock awards under the long-term incentive program and 100% vested in his 2008 retention restricted stock award. See Note 20 to the Consolidated Financial Statements in Dominion’s 2009 Annual Report on Form 10-K for more information on the valuation of stock-based awards and the Outstanding Equity Awards at Fiscal Year-End table for a listing of all outstanding equity awards as of December 31, 2009.

(4) The 2009 amounts in this column include the payouts under Dominion’s 2009 AIP and 2008 Performance Grant. All of the NEOs received 116% funding of their 2009 AIP target awards and 100% payout for accomplishment of their goals. The 2009 AIP payout amounts were as follows: Mr. Farrell: $1,740,000; Mr. McGettrick: $717,292; Mr. Chewning: $320,275 (due to Mr. Chewning’s retirement on June 1, 2009, his payout was pro-rated based on his five months of service during the twelve-month performance period); Mr. Koonce: $519,808; Mr. Christian: $513,926; and Mr. Stutts: $399,040. See the CD&A for additional information on the 2009 AIP and the Grants of Plan Based Awards table for the range of each NEO’s potential award under the 2009 AIP. The 2008 Performance Grant was awarded on April 1, 2008 and the payout amount was determined based on achievement of performance goals for the 24-month performance period ended December 31, 2009. Payouts can range from 0% to 200% of the target amount. The actual payout was 126.4% of the target amount. The payout amounts were as follows: Mr. Farrell: $3,792,000; Mr. McGettrick: $948,000; Mr. Chewning: $842,667 (due to Mr. Chewning’s retirement on June 1, 2009, his payout was pro-rated based on his months of service during the performance period); Mr. Koonce: $568,800; Mr. Christian: $410,800; and Mr. Stutts: $316,000. The 2008 amounts reflect both the 2008 AIP and the 2007 Performance Grant payouts, and the 2007 amounts reflect both the 2007 AIP and the 2006 Performance Grant payouts.

(5) All amounts in this column are for the aggregate change in the actuarial present value of the NEO’s accumulated benefits under our qualified Pension Plan and nonqualified executive retirement plans. In connection with his retirement on June 1, 2009, Mr. Chewning received payments from the pension plans, as shown in the Pension Benefits table, which resulted in a reduction in the present value of his accumulated benefits measured as of December 31, 2009 compared to those benefits as of December 31, 2008. There are no above-market earnings on nonqualified deferred compensation plans. The values shown in this column are not directly in relation to the actual pension benefits that will be payable upon each NEO’s retirement, and can vary significantly year over year based on: (i) interest rate and other actuarial assumptions; (ii) adjustments to salary or Annual Incentive Plan targets; and (iii) actual age versus predicted age at retirement. For 2009, increases in pension values are partially attributable to the application of actuarial factors applied for purposes of determining eligibility for unreduced retirement benefits. See the narrative following the Pension Benefits table for additional information regarding the actuarial assumptions used to calculate values in this column.

(6) All Other Compensation amounts for 2009 are as follows:

Name	Executive Perquisites(a)	Life Insurance Premiums	Employee 401(k) Plan Match(b)	Company Match Above IRS Limits(c)	Vacation Sold Back to Company(d)	Dividends Paid on Restricted Stock	Other Cash Payments(e)	Total All Other Compensation
Thomas F. Farrell II	$80,353	$48,271	$7,350	$38,202	$23,077	$452,501	—	$649,754
Mark F. McGettrick	28,849	16,094	9,800	16,131	—	110,539	—	181,413
Thomas N. Chewning	16,620	89,893	—	—	86,520	111,755	$877,513	1,182,301
Paul D. Koonce	21,024	14,438	7,350	7,527	—	69,142	—	119,481
David A. Christian	32,974	33,930	9,800	12,263	—	55,367	—	144,334
James F. Stutts	26,974	41,440	7,350	7,222	8,269	57,822	—	149,077

(a) Unless noted, the amounts in this column for all NEOs are comprised of the following: personal use of company vehicle and financial planning and health and wellness allowance. For Mr. Farrell, the amounts in this column also include personal use of the corporate aircraft. The value of Mr. Farrell’s personal use of the aircraft during 2009 was $50,999. For personal flights, all direct operating costs are included in calculating aggregate incremental cost. Direct operating costs include the following: fuel, airport fees, catering, ground transportation and crew expenses (any food, lodging and other costs). The fixed costs of owning the aircraft and employing the crew are not taken into consideration, as 96% of the use of the corporate aircraft is for business purposes. The CGN Committee has directed Mr. Farrell to use corporate aircraft for all personal travel whenever it is feasible to do so.

(b) Employees who contribute to the 401(k) Plan receive a matching contribution of 50 cents for each dollar contributed up to 6% of compensation (subject to IRS limits) for employees who have less than 20 years of service, and 67 cents for each dollar contributed up to 6% of compensation (subject to IRS limits) for employees who have 20 or more years of service.

(c) Represents each payment of “lost” 401(k) Plan matching contribution due to IRS limits.

(d) For 2009, all full-time employees could elect to sell up to 40 hours of vacation they did not use during the calendar year and receive the value of the sold hours as taxable compensation. This practice was discontinued beginning January 1, 2010.

(e) Included in this amount is a lump sum payment of $697,513 paid to Mr. Chewning as consideration for a two-year non-compete agreement that was entered into on February 23, 2003, and $180,000 for consulting fees paid to Mr. Chewning for the period of September 2009 through December 2009. Following his retirement, the company entered into an agreement with Mr. Chewning to provide consulting services related to the company’s pending rate cases, pending and potential transactions, investor relations, financial markets and other matters as requested by Messrs. Farrell or McGettrick.

GRANTS OF PLAN-BASED AWARDS

The following table provides information about stock awards and non-equity incentive awards granted to our NEOs during the year ended December 31, 2009.

Name	Grant Date(1)	Grant Approval Date(1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units	Grant Date Fair Value of Stock and Options Award(1)(4)
			Threshold	Target	Maximum
Thomas F. Farrell II
2009 Annual Incentive Plan(2)			$0	$1,500,000	$3,000,000
2009 Cash Performance Grant(3)			0	3,000,000	6,000,000
2009 Restricted Stock Grant(4)	2/2/2009	1/26/2009				85,276	$3,000,010
Mark F. McGettrick
2009 Annual Incentive Plan(2)			0	618,355	1,236,710
2009 Cash Performance Grant(3)			0	750,000	1,500,000
2009 Restricted Stock Grant(4)	2/2/2009	1/26/2009				21,319	750,002
Thomas N. Chewning
2009 Annual Incentive Plan(2)			0	662,637	1,325,274
2009 Cash Performance Grant(3)			0	1,000,000	2,000,000
2009 Restricted Stock Grant(4)	2/2/2009	1/26/2009				28,426	1,000,027
Paul D. Koonce
2009 Annual Incentive Plan(2)			0	448,110	896,220
2009 Cash Performance Grant(3)			0	450,000	900,000
2009 Restricted Stock Grant(4)	2/2/2009	1/26/2009				12,792	450,023
David A. Christian
2009 Annual Incentive Plan(2)			0	443,040	886,080
2009 Cash Performance Grant(3)			0	325,000	650,000
2009 Restricted Stock Grant(4)	2/2/2009	1/26/2009				9,239	325,028
James F. Stutts
2009 Annual Incentive Plan(2)			0	344,000	688,000
2009 Cash Performance Grant(3)			0	250,000	500,000
2009 Restricted Stock Grant(4)	2/2/2009	1/26/2009				7,107	250,024
2009 Restricted Stock Retention Grant(5)	3/1/2009	2/23/2009				16,568	500,022

(1) On January 26, 2009, the CGN Committee approved the 2009 long-term compensation awards for our officers, which consisted of a restricted stock grant and a cash performance grant. The 2009 restricted stock award was granted on February 2, 2009. Under our 2005 Incentive Compensation Plan, fair market value is defined as the closing price of Dominion common stock as of the last day on which the stock is traded preceding the date of grant. The fair market value for the February 2, 2009 restricted stock grant was $35.18 per share, which was Dominion’s closing stock price on January 30, 2009.

(2) Amounts represent the range of potential payouts under the 2009 AIP. Actual amounts paid under the 2009 AIP are found in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table. Under our AIP, officers are eligible for an annual performance-based award. The CGN Committee establishes target awards for each NEO based on his salary level and expressed as a percentage of the individual NEO’s base salary. The target award is the amount of cash that will be paid if the plan is fully funded and payout goals are achieved. For the 2009 AIP, funding is based on the achievement of consolidated operating earnings goals with the maximum funding capped at 200%, as explained under the Annual Incentive Plan section of the CD&A. The 2009 target percentages of base salary for our NEOs are as follows: Mr. Farrell—125%; Messrs. McGettrick and Chewning—95%; Mr. Koonce—90%; and Messrs. Christian and Stutts—80%. Due to Mr. Chewning’s retirement on June 1, 2009, he received a pro-rata payout of his 2009 AIP award based on his five months of service during 2009. This payout was made in February 2010 at the same time payouts were made to other officers and was calculated based on goal achievement for the one-year performance period.

(3) Amounts represent the range of potential payouts under the 2009 cash performance grant. Payouts can range from 0% to 200% of the target award. Awards will be paid in February 2011 depending on the achievement of performance goals for the two-year period ended December 31, 2010. The amount earned will depend on the level of achievement of three performance metrics: Total Shareholder Return (TSR)—50%, Return on Invested Capital (ROIC)—40% and Book Value per Share (Book Value Performance)—10%. TSR measures Dominion’s share performance for the two-year period ended December 31, 2010 relative to the TSR of a group of industry peers selected by the CGN Committee. ROIC goal achievement will be scored against 2009 and 2010 budget goals. Book Value Performance will measure the company’s value according to its balance sheet (as opposed to the market value of company stock). Due to Mr. Chewning’s retirement on June 1, 2009, any payout of his 2009 performance grant will be pro-rated based on his four months of service, measured from the February 2009 grant date, during the 24-month performance period.

(4) The 2009 restricted stock grant fully vests at the end of three years. The restricted stock grant provides for pro-rata vesting if an officer dies, becomes disabled, is terminated without cause or if there is a change in control. Pro-rated vesting will also occur upon retirement if the CEO of Dominion (or, in the case of the CEO’s retirement, the CGN Committee) determines the officer’s retirement is not detrimental to Dominion. Dividends on the restricted shares are paid during the restricted period at the same rate declared by Dominion for all shareholders. Due to Mr. Chewning’s retirement on June 1, 2009, he became vested in 3,158 shares of his 2009 restricted stock grant with a fair market value on the vesting date of $31.79 per share, which was Dominion’s closing stock price on May 29, 2009.

(5) On February 23, 2009, the CGN Committee awarded Mr. Stutts 16,568 shares of restricted stock for retention purposes during the critical period of the Virginia base rate case proceeding. The grant date was March 1, 2009 and the shares will fully vest on March 1, 2010, provided Mr. Stutts remains employed until that date. The fair market value for this retention grant was $30.18 per share, which was Dominion’s closing stock price on February 27, 2009. Dividends on the restricted shares are paid during the restricted period at the same rate declared by Dominion for all shareholders.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table summarizes equity awards made to NEOs that were outstanding as of December 31, 2009. There were no unexercised or unexercisable option awards outstanding for any of our NEOs as of December 31, 2009.

Name	Stock Awards
	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested(1)
Thomas F. Farrell II	67,048(2)	$2,609,508
	73,458(3)	2,858,985
	85,276(4)	3,318,942
Mark F. McGettrick	16,762(2)	652,377
	18,365(3)	714,766
	21,319(4)	829,735
Thomas N. Chewning	— (5)	—
Paul D. Koonce	10,058(2)	391,457
	11,019(3)	428,859
	12,792(4)	497,865
David A. Christian	7,264(2)	282,715
	7,958(3)	309,725
	9,239(4)	359,582
James F. Stutts	5,588(2)	217,485
	6,122(3)	238,268
	7,107(4)	276,604
	16,568(6)	644,827

(1) The market value is based on closing stock price of $38.92 on December 31, 2009.

(2) Shares scheduled to vest on April 3, 2010

(3) Shares scheduled to vest on April 1, 2011

(4) Shares scheduled to vest on February 1, 2012

(5) Upon his retirement on June 1, 2009, Mr. Chewning’s outstanding restricted stock awards vested in accordance with the terms of the award agreements.

(6) Shares scheduled to vest on March 1, 2010

OPTION EXERCISES AND STOCK VESTED

The following table provides information about the value realized by NEOs during the year ended December 31, 2009 on exercised stock options and vested restricted stock awards.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Thomas F. Farrell II	400,000	$2,103,953	131,160	$4,104,130
Mark F. McGettrick	—	—	26,876	841,349
Thomas N. Chewning	300,000	958,720	109,251	3,452,251
Paul D. Koonce	—	—	22,562	707,658
David A. Christian	—	—	20,748	699,626
James F. Stutts	—	—	11,290	360,655

PENSION BENEFITS(1)

The following table shows the actuarial present value of accumulated benefits payable to our NEOs, together with the number of years of benefit service credited to each NEO, under the plans listed in the table. Values are computed as of December 31, 2009, using the same interest rate and mortality assumptions used in determining the aggregate pension obligations disclosed in the company’s financial statements. Please refer to Actuarial Assumptions Used to Calculate Pension Benefits for detailed information regarding these assumptions.

Name	Plan Name	Number of Years Credited Service(2)	Present Value of Accumulated Benefit (3)	Payments During Last Fiscal Year
Thomas F. Farrell II	Pension Plan Benefit Restoration Plan Supplemental Retirement Plan	14.00 25.00 25.00	$443,715 5,608,490 11,400,615
Mark F. McGettrick	Pension Plan Benefit Restoration Plan Supplemental Retirement Plan	25.50 30.00 30.00	663,573 4,061,546 2,545,337
Thomas N. Chewning	Pension Plan Benefit Restoration Plan Supplemental Retirement Plan	22.00 30.00 30.00		$37,569 4,511,025 5,093,814
Paul D. Koonce	Pension Plan Benefit Restoration Plan Supplemental Retirement Plan	11.00 11.00 11.00	268,939 383,094 1,994,998
David A. Christian	Pension Plan Benefit Restoration Plan Supplemental Retirement Plan	25.50 25.50 25.50	817,283 1,889,402 2,725,852
James F. Stutts	Pension Plan Benefit Restoration Plan Supplemental Retirement Plan	11.75 20.00 20.00	471,312 1,226,774 1,704,852

(1) The years of credited service and the present value of accumulated benefits were determined by our plan actuaries, using the appropriate accrued service and pay and other assumptions similar to those used for accounting and disclosure purposes.

(2) Years of credited service shown in this column for the Pension Plan are actual years accrued by an NEO from his date of participation to December 31, 2009. Service for the Benefit Restoration Plan and the Supplemental Retirement Plan is the NEO’s actual credited service as of December 31, 2009 plus any potential total credited service to the plan maximum, including any extra years of credited service granted to Messrs. Farrell, Chewning, McGettrick and Stutts by the CGN Committee for the purpose of calculating benefits under these plans. Please refer to the narrative below and under Potential Payments Upon Termination or Change In Control and Additional Post-Employment Benefits for NEOs for information about the requirements for receiving extra years of credited service and the amount credited, if any, for each NEO.

(3) The amounts in this column are based on actuarial assumptions that all of the NEOs would retire at the earliest age they become eligible for unreduced benefits, which is (i) age 60 for Messrs. Farrell, Koonce and Christian, (ii) age 55 for Mr. McGettrick (when he would be treated as age 60 based on his five additional years of credited age) and (iii) age 65 for Mr. Stutts (his current age). In addition, for purposes of calculating the Benefit Restoration Plan benefits for Messrs. Farrell, McGettrick and Stutts, the amounts reflect additional credited years of service granted to them pursuant to their agreements with the company (see Additional Post-Employment Benefits for NEOs below). If the amounts in this column did not include the additional years of credited service, the present value of the Benefit Restoration Plan benefit would be $2,902,161 lower for Mr. Farrell, $2,384,884 lower for Mr. McGettrick, and $806,687 lower for Mr. Stutts. Pension Plan and Supplemental Retirement Plan benefits amounts are not augmented by the additional service credit assumptions.

Dominion Pension Plan

The Dominion Pension Plan is a tax-qualified defined benefit pension plan. All of the NEOs participate in the Pension Plan. The Pension Plan provides unreduced retirement benefits at termination of employment at or after age 65 or, with three years of service, at age 60. A participant who has attained age 55 with three years of service may elect early retirement benefits at a reduced amount. If a participant retires between ages 55 and 60, the benefit is reduced 0.25% per month for each month after age 58 and before age 60, and reduced 0.50% per month for each month between ages 55 and 58. All of the NEOs have more than three years of service.

The Pension Plan basic benefit is calculated using a formula based on (1) age at retirement; (2) final average earnings; (3) estimated Social Security benefits; and (4) credited service. Final average earnings are the average of the participant’s 60 highest consecutive months of base pay during the last 120 months worked. Final average earnings do not include compensation payable under the annual incentive plan, the value of equity awards, gains from the exercise of stock options, long-term cash incentive awards, perquisites or any other form of compensation other than base pay.

Credited service is measured in months, up to a maximum of 30 years of credited service. The estimated Social Security benefit taken into account is the assumed Social Security benefit payable starting at age 65 or actual retirement date, if later, assuming that the participant has no further employment after leaving Dominion. These factors are then applied in a formula.

The formula has different percentages for credited service through December 31, 2000 and on and after January 1, 2001. The benefit is the sum of the amounts from the following two formulas.

For Credited Service through December 31, 2000:			For Credited Service on or after January 1, 2001:
2.03% times Final Average Earnings times Credited Service before 2001	Minus	2.00% times estimated Social Security benefit times Credited Service before 2001	1.80% times Final Average Earnings times Credited Service after 2000	Minus	1.50% times estimated Social Security benefit times Credited Service after 2000

Credited Service is limited to a total of 30 years for all parts of the formula and Credited Service after 2000 is limited to 30 years minus Credited Service before 2001.

Benefit payment options are (1) a single life annuity or (2) a choice of a 50%, 75% or 100% joint and survivor annuity. A Social Security leveling option is available with any of the benefit forms. The normal form of benefit is a single life annuity for unmarried participants and a 50% joint and survivor annuity for married participants. All of the payment options are actuarially equivalent in value to the single life annuity. The Social Security leveling option pays a larger benefit equal to the estimated Social Security benefit until the participant is age 62 and then reduced payments after age 62.

The Pension Plan also includes a Special Retirement Account (SRA), which is in addition to the pension benefit. The SRA is credited with 2% of base pay each month as well as interest based on the 30-year Treasury bond rate set annually (6.66% in 2009). The SRA can be paid in a lump sum or paid in the form of an annuity benefit.

A participant becomes vested in his or her benefit after completing three years of service. A vested participant who terminates employment before age 55 can start receiving benefit payments calculated using terminated vested reduction factors at any time after attaining age 55. If payments begin before age 65, then the following reduction factors for the portion of the benefits earned after 2000 apply: age 64 – 9%; age 63 – 16%; age 62 – 23%; age 61 – 30%; age 60 – 35%; age 59 – 40%; age 58 – 44%; age 57 – 48%; age 56 – 52%; and age 55 – 55%.

The Internal Revenue Code limits the amount of compensation that may be included in determining pension benefits under qualified pension plans. For 2009, the compensation limit was $245,000. The Internal Revenue Code also limits the total annual benefit that may be provided to a participant under a qualified defined benefit plan. For 2009, this limitation was the lesser of (i) $195,000 or (ii) the average of the participant’s compensation during the three consecutive years in which the participant had the highest aggregate compensation.

Dominion Retirement Benefit Restoration Plan

The Dominion Retirement Benefit Restoration Plan (the BRP) is a nonqualified defined benefit pension plan designed to make up for benefit reductions under the Dominion Pension Plan due to the limits imposed by the Internal Revenue Code.

A Dominion employee is eligible to participate in the BRP if (1) he or she is a member of management or a highly compensated employee, (2) his or her Dominion Pension Plan benefit is or has been limited by the Internal Revenue Code compensation or benefit limits, and (3) he or she has been designated as a participant by the CGN Committee. A participant remains a participant until he or she ceases to be eligible for any reason other than retirement or until his or her status as a participant is revoked by the CGN Committee.

Upon retirement, a participant’s BRP benefit is calculated using the same formula used to determine the participant’s default annuity form of benefit under the Dominion Pension Plan (single life annuity for unmarried participants and 50% joint and survivor annuity for married participants), and then subtracting the benefit the participant is entitled to receive under the Dominion Pension Plan. To accommodate the enactment of Internal Revenue Code Section 409A, the portion of a participant’s BRP benefit that had accrued as of December 31, 2004 is frozen, but the calculation of the overall restoration benefit is not changed.

The restoration benefit is generally paid in the form of a single lump sum cash payment. However, a participant may elect to receive a single life or 50% or 100% joint and survivor annuity for the portion of his or her benefit that accrued prior to 2005. The lump sum calculation includes an amount approximately equivalent to the amount of taxes the participant will owe on the lump sum payment so that the participant will have sufficient funds, on an after-tax basis, to purchase an annuity contract.

A participant who terminates employment before he or she is eligible for benefits under the Pension Plan generally is not entitled to a restoration benefit. Messrs. Farrell, McGettrick and Stutts have been granted age and service credits for purposes of calculating their Pension Plan and BRP benefits. Under the terms of a retention agreement, Mr. Chewning earned 30 years of credited service for purposes of calculating his benefits. Mr. Farrell, having attained age 55, has earned benefits based on 25 years of service; if he remains employed until age 60, benefits will be calculated based on 30 years of service. Mr. McGettrick, having attained age 50, has earned benefits calculated based on five additional years of age and service. Mr. Stutts, having attained age 65, has earned benefits based on 20 years of service. For each of these NEOs, the additional years of service count for determining both the amount of benefits and the eligibility to receive them. For additional information regarding service credits, see Additional Post-Employment Benefits for NEOs under Potential Payments Upon Termination or Change in Control.

If a vested participant dies when he or she is retirement eligible (on or after age 55), the participant’s beneficiary will receive the restoration benefit in a single lump sum payment. If a participant dies while employed but before he or she has attained age 55 and the participant is married at the time of death, the participant’s spouse will receive a restoration benefit calculated in the same way as the 50% Qualified Pre-Retirement Survivor Annuity payable under the Pension Plan and paid in a lump sum payment.

Dominion Executive Supplemental Retirement Plan

The Dominion Executive Supplemental Retirement Plan (the ESRP) is a nonqualified defined benefit plan that provides for an annual retirement benefit equal to 25% of a participant’s final cash compensation (base salary plus target annual incentive award) payable for a period of 10 years or, for certain participants designated by the CGN Committee, for the participant’s lifetime. To accommodate the enactment of Internal Revenue Code Section 409A, the portion of a participant’s ESRP benefit that had accrued as of December 31, 2004 is frozen, but the calculation of the overall benefit is not changed.

A Dominion employee is eligible to participate in the ESRP if (1) he or she is a member of management or a highly-compensated employee, and (2) he or she has been designated as a participant by the CGN Committee. A participant remains a participant until he or she ceases to be eligible for any reason other than retirement or until his or her status as a participant is revoked by the CGN Committee.

A participant is entitled to the full ESRP benefit if he or she separates from service with Dominion after reaching age 55 and achieving 60 months of service. A participant who separates from service with Dominion with at least 60 months of service but who has not yet reached age 55 is entitled to a reduced, pro-rated retirement benefit. A participant who separates from service with Dominion with fewer than 60 months of service is generally not entitled to an ESRP benefit unless the participant separated from service on account of disability or death.

The ESRP benefit is generally paid in the form of a single lump sum cash payment. However, a participant may elect to receive the portion of his or her benefit that had accrued as of December 31, 2004 in monthly installments. The lump sum calculation includes an amount approximately equivalent to the amount of taxes the participant will owe on the lump sum payment so that the participant will have sufficient funds, on an after-tax basis, to purchase a 10-year or lifetime annuity contract.

All of the NEOs except Mr. Koonce are currently entitled to a full ESRP retirement benefit. If Mr. Koonce terminates employment before he attains age 55, he will receive a pro-rated ESRP benefit. Based on determinations made by the CGN Committee, Mr. Farrell will receive an ESRP benefit calculated as a lifetime benefit, and Messrs. McGettrick and Christian will receive ESRP benefits calculated as lifetime benefits provided they remain employed with the company until attainment of age 60. Mr. Koonce became entitled to receive a benefit calculated as a lifetime benefit upon his attainment of age 50 in January 2010.

Actuarial Assumptions Used to Calculate Pension Benefits

Actuarial assumptions used to calculate Pension Plan benefits are prescribed by the terms of the Pension Plan based on Internal Revenue Code and Pension Benefit Guaranty Corporation requirements. The present value of the accumulated benefit is calculated using actuarial and other factors as determined by the plan actuaries and approved by Dominion. Actuarial assumptions used for the

December 31, 2009 benefit calculations shown in the Pension Benefits table use a discount rate of 6.6% to determine the present value of the future benefit obligations for the Pension Plan, BRP and ESRP and a lump sum interest rate of 5.85% to estimate the lump sum values of BRP and ESRP benefits. Each NEO is assumed to retire at the earliest age at which he is projected to become eligible for full, unreduced pension benefits. Beginning with the 2009 calculations, for purposes of estimating future eligibility for unreduced Pension Plan and ESRP benefits, the effect of future service is considered. Each NEO is assumed to commence Pension Plan payments at the same age as BRP payments. The longevity assumption used to determine the present value of benefits is the same assumption used for financial reporting of the Pension Plan liabilities, with no assumed mortality before retirement age. Assumed mortality after retirement is based on tables from the Society of Actuaries’ RP-2000 study, projected from 2000 to 2009 with 50% of the Scale AA factors, and further adjusted for Dominion experience by using an age set-forward factor. For BRP and ESRP benefits, other actuarial assumptions include an assumed tax rate of 40%.

The discount rate for calculating lump sum BRP and ESRP payments at the time an officer terminates employment is selected by Dominion’s Administrative Benefits Committee and adjusted periodically. For year 2009, a 4% discount rate was used to determine the lump sum payout amounts. For 2010 and later years, the discount rate for each year will be based on a rolling average of the blended rate published by the Pension Benefit Guaranty Corporation in October of the previous five years.

NONQUALIFIED DEFERRED COMPENSATION

Name	Aggregate Earnings in Last FY (as of 12/31/2009)*	Aggregate Balance at Last FYE (as of 12/31/2009)
Thomas F. Farrell II	$6,886	$140,598
Mark F. McGettrick	113,630	868,145
Thomas N. Chewning	2,108	16,874
Paul D. Koonce	94,901	1,059,208
David A. Christian	1,176	27,020
James F. Stutts	76,274	520,579

*No preferential earnings are paid and therefore no earnings from these plans are included in the Summary Compensation Table.

At this time, Dominion does not offer any nonqualified elective deferred compensation plans to its officers or other employees. The Nonqualified Deferred Compensation table reflects, in aggregate, the plan balances for two former plans offered to Dominion officers and other highly compensated employees: The Dominion Resources, Inc. Executives’ Deferred Compensation Plan (Frozen Deferred Compensation Plan), and Dominion Resources, Inc. Security Option Plan (Frozen DSOP) were frozen as of December 31, 2004. Although the Frozen DSOP was an option plan rather than a deferred compensation plan, we are including information regarding the plan and any balances in this table to make full disclosure about possible future payments to officers under our employee benefit plans.

The Frozen Deferred Compensation Plan includes amounts previously deferred from one of the following categories of compensation: (i) salary; (ii) bonus; (iii) vesting restricted stock; and (iv) gains from stock option exercises. The plan also provided for company contributions of lost company 401(k) Plan match contributions and transfers from several CNG deferred compensation plans. The Frozen Deferred Compensation Plan offers 28 investment funds for the plan balances, including a Dominion Stock Fund. Participants may change investment elections on any business day. Any vested restricted stock and gains from stock option exercises that were deferred were automatically allocated to the Dominion Stock Fund and this allocation cannot be changed. Earnings are calculated based on the performance of the underlying investment fund.

The NEOs invested in the following funds with rates of returns for 2009 as follows: Vanguard 500 Index Fund, 26.5%; Dominion Resources Stock Fund, 13.5%; and Dominion Fixed Income Fund, 5.29%. The Vanguard 500 Index Fund has the same rate of return as the corresponding publicly available mutual fund.

The Dominion Fixed Income Fund is an investment option that provides a fixed rate of return each year based on a formula that is tied to the adjusted federal long-term rate published by the IRS in November prior to the beginning of the year. Dominion’s Asset Management Committee determines the rate based on its estimate of the rate of return on Dominion assets in the trust for the Frozen Deferred Compensation Plan.

The default Benefit Commencement Date is February 28 after the year in which the participant retires, but the participant may select a different Benefit Commencement Date in accordance with the plan. Participants may change their Benefit Commencement Date election; however, a new election must be made at least six months before an existing Benefit Commencement Date. Withdrawals less than six months prior to an existing Benefit Commencement Date are subject to a 10% early withdrawal penalty. Account balances must be fully paid out no later than the February 28 that is 10 calendar years after a participant retires or becomes disabled. If a participant retires from the company, he or she may continue to defer an account balance provided that the total balance is distributed by this deadline. In the event of termination of employment for reasons other than death, disability or retirement before an elected Benefit Commencement Date, benefit payments will be distributed in a lump sum as soon as administratively practicable. Hardship distributions, prior to an elected Benefit Commencement Date, are available under certain limited circumstances.

Participants may elect to have their benefit paid in a lump sum payment or equal annual installments over a period of whole years from one to 10 years. Participants have the ability to change their distribution schedule for benefits under the plan by giving six months notice to the plan administrator. Once a participant begins receiving annual installment payments, the participant can make a one-time election to either (1) receive the remaining account balance in the form of a lump sum distribution or (2) change the remaining installment payment period. Any election must be approved by the company before it is effective. All distributions are made in cash with the exception of the Deferred Restricted Stock Account and the Deferred Stock Option Account, which are distributed in the form of Dominion common stock.

The Frozen DSOP enabled employees to defer all or a portion of their salary and bonus and receive options on various mutual funds. Participants also received lost company matching contributions to the 401(k) Plan in the form of options under this plan. DSOP options can be exercised at any time before their expiration date. On exercise, the participant receives the excess of the value, if any, of the underlying mutual funds over the strike price. The participant can currently choose among options on 27 mutual funds, and there is not a Dominion stock alternative or a fixed income fund. Participants may change options among the mutual funds on any business day. Benefits grow/decline based on the total return of the mutual funds selected. Any options that expire do not have any value. Options expire under the following terms:

•	Options expire on the last day of the 120th month after retirement or disability;
•	Options expire on the last day of the 24th month after the participant’s death (while employed);
•	Options expire on the last day of the 12th month after the participant’s severance;
•	Options expire on the 90th day after termination with cause; and
•	Options expire on the last day of the 120th month after severance following a change in control.

The NEOs held options on the following publicly available mutual funds, which had rates of return for 2009 as noted.

Fund	Rate of Return	Fund	Rate of Return
Vanguard Developed Markets Index	28.2%	Artisan International Investor	39.8%
Vanguard Extended Market Index	37.4%	Dodge & Cox Balanced	28.4%
Vanguard Short-Term Bond Index	4.3%	Harbor International Fund	38.6%
Vanguard Small Cap Growth Index	41.9%	Perkins Mid Cap Value Investor	30.4%
Vanguard U.S. Value	15.3%

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Under certain circumstances, the company provides benefits to eligible employees upon termination of employment, including a termination of employment involving a change in control of the company, that are in addition to termination benefits for other employees in the same situation. This section describes and explains these benefits generally, and specifically the incremental benefits that pertain to our NEOs other than Mr. Chewning, who retired on June 1, 2009.

Change in Control

As discussed in the Employee and Executive Benefits section of the CD&A, Dominion has entered into an Employment Continuity Agreement with each of its officers, including the NEOs. Each agreement has a three-year term and is automatically extended annually for an additional year, unless cancelled by Dominion.

The Employment Continuity Agreements require two triggers for the payment of most benefits:

•	There must be a change in control; and
•

The executive must either be terminated without cause, or terminate his or her employment with the surviving company after a “constructive termination.” Constructive termination means the executive’s salary, incentive compensation or job responsibility is reduced after a change in control, or the executive’s work location is relocated more than 50 miles without his or her consent.

For purposes of the Employment Continuity Agreements, a change in control will occur if (i) any person or group becomes a beneficial owner of 20% or more of the combined voting power of Dominion voting stock or (ii) as a direct or indirect result of, or in connection with, a cash tender or exchange offer, merger or other business combination, sale of assets, or contested election, the directors constituting the Dominion Board before any such transaction cease to represent a majority of Dominion’s or its successor’s Board within two years after the last of such transactions.

If an executive’s employment following a change in control is terminated without cause or due to a constructive termination, the executive will become entitled to the following termination benefits:

•

Lump sum severance payment equal to three times base salary plus annual incentive plan award (determined as the greater of (i) the target annual award for the current year or (ii) the highest actual annual incentive plan payout for any one of the three years preceding the year in which the change in control occurs).

•	Full vesting of benefits under ESRP and BRP with five years of additional credited age and five years of additional credited service from the change in control date.
•	Group-term life insurance. If the officer elects to convert group-term insurance to an individual policy, the company pays the premiums for 12 months.
•

Executive life insurance. Premium payments will continue to be paid by the company until the earlier of: (1) the fifth anniversary of the termination date, or (2) the later of the 10th anniversary of the policy or the date the officer attains age 64.

•

Retiree medical coverage will be determined under the relevant plan with additional age and service credited as provided under an officer’s letter of agreement (if any) and including five additional years credited to age and five additional years credited to service.

•	Outplacement services for one year (up to $25,000).
•

If any payments are classified as “excess parachute payments” for purposes of Internal Revenue Code Section 280G and the executive incurs the excise tax, the company will pay the executive an amount equal to the 280G excise tax plus a gross-up multiple.

The terms of awards made under the long-term incentive program, rather than the terms of Employment Continuity Agreements, will determine the vesting of each award in the event of a change in control. These provisions are described in the Long-Term Incentive Program section of the CD&A.

Additional Post-Employment Benefits for NEOs

Under the terms of letter agreements with our NEOs, the following benefits are available in addition to the benefits described above. These benefits are quantified in the table below, to the extent they would be payable if the triggering event set forth in the table occurred on December 31, 2009.

Mr. Farrell. Mr. Farrell has earned a lifetime benefit under the ESRP. For purposes of calculating his benefits under the Pension Plan and BRP, Mr. Farrell has earned 25 years of credited service as he has met the requirement of remaining employed until he attained age 55. He will be credited with 30 years of service if he remains employed until he attains age 60. Mr. Farrell will become entitled to a payment of one times salary upon his retirement as consideration for his agreement not to compete with the company for a two-year period following retirement. This agreement ensures that his knowledge and services will not be available to competitors for two years following his retirement date.

Mr. McGettrick. Mr. McGettrick will earn a lifetime benefit under the ESRP if he remains employed until he attains age 60. Under the terms of a retention arrangement, he has earned five years of additional age and service credit for purposes of computing his retirement benefits and eligibility for benefits under the ESRP, long-term incentive grants, and retiree medical and life insurance plans as he has met the requirement of remaining employed until he attained age 50. If Mr. McGettrick terminates employment before he attains age 55, he will be deemed to have retired for purposes of determining his vesting credit under the terms of his restricted stock and performance grant awards.

Mr. Koonce. Mr. Koonce earned a lifetime benefit under the ESRP in early 2010 upon his attainment of age 50. The nonqualified plan payment quantified in the table assumes a triggering event occurred on December 31, 2009, and therefore does not reflect the value of this lifetime benefit. If Mr. Koonce leaves the company before age 55, he will be entitled to a pro-rated ESRP benefit.

Mr. Christian. Mr. Christian will earn a lifetime benefit under the ESRP if he remains employed with the company until he attains age 60. As consideration for this benefit, Mr. Christian has agreed not to compete with the company for a two-year period following retirement. This agreement ensures that his knowledge and services will not be available to competitors for two years following his retirement date.

Mr. Stutts. Mr. Stutts joined Dominion mid-career in 1997. At the time of his employment, Dominion agreed to credit him with 20 years of service (eight additional years) if he remained employed until he attained age 65 for purposes of computing his retirement benefits under the Pension Plan and BRP; he has attained age 65.

The table below provides the incremental payments that would be earned by each NEO if his employment had been terminated, or constructively terminated, as of December 31, 2009. These benefits are in addition to retirement benefits that would be payable on any termination of employment. Please refer to the Pension Benefits table for information related to the present value of accumulated retirement benefits payable to the NEOs.

Incremental Payments Upon Termination and Change in Control

	Non-Qualified Plan Payment	Restricted Stock(1)	Performance Grant(1)	Non-Compete Payments(2)	Severance Payments	Retiree Medical and Executive Life Insurance(3)	Outplacement Services	Excise Tax & Tax Gross-Up	Total
Thomas F. Farrell II(4)
Retirement	—	$5,073,912	$1,434,783	$1,200,000	—	—	—	—	$7,708,695
Change in Control(5)	$5,092,200	3,713,523	1,565,217	—	$10,807,200	—	$25,000	—	21,203,140
Mark F. McGettrick
Termination Without Cause	—	1,268,489	358,696	—	—	147,838	—	—	1,775,023
Voluntary Termination	—	—	—	—	—	—	—	—	—
Termination With Cause	—	—	—	—	—	—	—	—	—
Death / Disability	—	1,268,489	358,696	—	—	—	—	—	1,627,185
Change in Control(5)	1,049,000	928,389	391,304	—	4,794,009	13,063	25,000	$2,504,229	9,704,994
Paul D. Koonce
Termination Without Cause	—	761,129	215,217	—	—	—	—	—	976,346
Voluntary Termination	—	—	—	—	—	—	—	—	—
Termination With Cause	—	—	—	—	—	—	—	—	—
Death / Disability	—	761,129	215,217	—	—	—	—	—	976,346
Change in Control(5)	1,117,500	557,052	234,783	—	3,628,560	—	25,000	—	5,562,895
David A. Christian(4)
Retirement	—	549,701	155,435	—	—	—	—	—	705,136
Change in Control(5)	2,158,700	402,321	169,565	—	3,601,680	—	25,000	2,316,075	8,673,341
James F. Stutts(4)
Retirement	—	422,869	119,565	—	—	—	—	—	542,434
Death / Disability	—	960,225	119,565	—	—	—	—	—	1,079,790
Change in Control(5)	589,200	954,315	130,435	—	2,619,351	—	25,000	1,592,002	5,910,303

(1) Grants made in 2007, 2008 and 2009 under the LTIP vest pro-rata upon termination without cause, death or disability. These grants vest pro-rata upon retirement provided the CEO of Dominion (or in the case of the CEO, the CGN Committee) determines the NEO’s retirement is not detrimental to the company; amounts shown assume this determination was made. If Mr. Stutts had retired on December 31, 2009, he would have forfeited the restricted stock granted to him for retention purposes on March 1, 2009; however, this grant vests pro-rata upon death or disability. The amounts shown in the restricted stock column are based on the closing stock price of $38.92 on December 31, 2009.

(2) Pursuant to a letter agreement dated February 28, 2003, Mr. Farrell will be entitled to a special payment of one times salary in exchange for a two-year non-compete agreement. Mr. Farrell would not be entitled to this non-compete payment in the event of his death.

(3) Amounts in this column represent the value of the incremental benefit the NEOs would receive for executive life insurance and retiree medical coverage. Executive life insurance for Mr. McGettrick is only available upon a change in control with premiums payable for five years. Mr. McGettrick is eligible for retiree medical if terminated without cause. Mr. Koonce will not be age 55 even with the added age provided under a change in control and therefore he is not eligible for retiree medical coverage. Messrs. Farrell, Christian and Stutts are entitled to executive life insurance coverage and retiree medical benefit upon any termination since they are retirement eligible and have completed 10 years of service. Retiree health benefits have been quantified using assumptions used for financial accounting purposes.

(4) For the NEOs who are eligible for retirement, this table above assumes they would retire in connection with any termination event.

(5) The amounts indicated upon a change in control are the incremental amounts attributable to five years of additional age and service credited pursuant to the Employment Continuity Agreements that each NEO would receive over the amounts payable upon a retirement (Messrs. Farrell, Christian and Stutts) or a voluntary termination or termination without cause (Messrs. McGettrick and Koonce).

EQUITY COMPENSATION PLANS

As of December 31, 2009	Number of securities to be issued upon exercise of outstanding options	Weighted average exercise price of outstanding options		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)		(c)
Plans approved by shareholders	625,000	$32.06	(1)	34,217,327	(2)(3)
Plans not approved by shareholders	3,196,603	31.10		949,857	(4)
Total	3,821,603	$31.25	(1)	35,167,184

(1) Reflects weighted average exercise price of outstanding options only and excludes restricted stock and performance awards.

(2) Amount includes shares that may be issued other than upon the exercise of an option, warrant or right as follows: Directors’ Stock Accumulation Plan, 270,703 shares, and Directors’ Deferred Cash Compensation Plan, 375,351 shares.

(3) Amount also includes 15,610,446 shares available for issuance under the 2005 Incentive Compensation Plan as restricted stock or performance awards. Shares for expired or forfeited awards become available for new awards.

(4) Amount represents shares available for issuance to directors who have shares held in trust under the frozen Directors’ Stock Compensation Plan.

Plans Not Approved by Shareholders. Dominion’s Leadership Stock Option Plan (LSOP) for Salaried Employees and the Directors’ Stock Compensation Plan, under which 10 million and one million shares, respectively, were made available for issuance, did not require shareholder approval when adopted. The LSOP was a program used by Dominion to motivate, attract and retain key non-executive salaried employees through the award of stock options, as well as to encourage ownership of Dominion stock. This plan was frozen in 2005 and no future awards will be made under this plan. The Directors’ Stock Compensation Plan was also amended to freeze participation and prohibit deferral of compensation and grants of new benefits after December 31, 2004. Additional information regarding the Directors’ Stock Compensation Plan may be found under Frozen Directors Plans.

MANAGEMENT PROPOSALS

APPROVAL OF AMENDMENTS TO THE ARTICLES OF INCORPORATION AND BYLAWS

In our continuing review of our governance charters, policies and documents, we have evaluated the provisions of Dominion’s Articles of Incorporation, as amended effective November 9, 2007 (the Articles) and Dominion’s Amended and Restated Bylaws, effective February 26, 2010 (the Bylaws). As a result, the Board has determined that it is in the best interests of Dominion and its shareholders to change and/or clarify a number of provisions, including those related to (i) supermajority voting and (ii) quorum requirements for shareholder meetings.

After reviewing practices of our peers and other public companies regarding the requisite shareholder vote needed to amend certain articles or bylaws, we are proposing three amendments to Article V of the Articles and one amendment to Article XXXII of the Bylaws to address supermajority voting provisions relating to the following:

•

Amending provisions of Article V of the Articles and Article XXXII of the Bylaws, which currently require a supermajority vote to amend certain sections of our governance documents (presented as Items 3 and 4)

•	Amending the shareholder vote required to set the number of Directors (presented as Item 5)
•	Amending the shareholder vote required to remove a Director for cause (presented as Item 6)

Certain of the provisions are designed to protect the rights of minority shareholders by assuring that fundamental changes in the manner in which Dominion is governed are not made without either the approval of the Board or a substantial majority of all shareholders. These matters require careful consideration of the rights of all shareholders and should not be lightly changed in ways that may disadvantage minority shareholders. With the proposed amendments presented as Items 3, 4, 5 and 6, we have tried to strike a balance between a vote level that facilitates shareholder action and at the same time protects minority owners.

We are also proposing to amend Article III of the Articles with additional language to clarify certain current provisions, including those related to quorum and shareholder voting requirements (presented as Item 7).

For each respective provision of the Articles and Bylaws discussed in Items 3 through 7, the original text, as marked to show the proposed amendments, is provided in the Appendix to this Proxy Statement.

ITEM 3 – AMENDMENT TO ARTICLE V OF THE ARTICLES OF INCORPORATION

Article V of the Articles addresses the following items: setting the number of directors of the company, filling vacancies of the Board, removal of a director for cause and advance notice of shareholder nominations of directors. Article V also provides that a two-thirds (supermajority) vote of the votes entitled to be cast is required to amend it and to amend Articles IV and XI of the Bylaws. Article IV of the Bylaws relates to special meetings of shareholders and Article XI discusses procedures for advance notice of shareholder nomination of directors.

As Item 3 on the 2010 Annual Meeting agenda, we are proposing an amendment to Article V of the Articles to reduce the shareholder vote required to amend, alter, change or repeal, or to adopt any provision inconsistent with the purpose or intent of, Article V or Articles IV and XI of the Bylaws. Under Item 3, the required vote would be reduced from two-thirds to a majority of the outstanding shares entitled to be voted. The proposed requirement of a majority of shares entitled to be voted, while less than the current requirement for two thirds of the shares entitled to be voted, provides a continuing measure of protection for minority shareholders that the Board believes is appropriate.

We are also proposing separately as Items 4, 5 and 6, respectively, to amend Article XXXII of the Bylaws to make corresponding changes and to amend other provisions in Article V of the Articles related to setting the number of directors and removal of a director for cause. These amendments cannot be implemented unless Item 3 is approved.

The affirmative vote of two thirds of the shares outstanding and entitled to be voted on the record date for this Annual Meeting will be required for approval of this Item 3. Abstentions and broker non-votes will not be counted as a vote in favor or against this proposal.

Your Board of Directors recommends that you vote FOR this proposal.

ADOPTION OF ITEMS 4, 5 AND 6 IS CONDITIONED UPON THE APPROVAL BY SHAREHOLDERS OF THIS ITEM 3. ITEMS 4, 5 AND 6 WILL NOT BE IMPLEMENTED UNLESS ITEM 3 IS APPROVED BY TWO THIRDS OF THE SHARES OF COMMON STOCK OUTSTANDING AND ENTITLED TO BE VOTED.

ITEM 4 – AMENDMENT TO ARTICLE XXXII OF THE BYLAWS

Article XXXII of the Bylaws contains a voting requirement that parallels the requirements of Article V of the Articles for voting on amendments to Articles IV and XI of the Bylaws. Article IV of the Bylaws relates to special meetings of shareholders and Article XI discusses procedures for advance notice of shareholder nominations of directors. We are proposing an amendment to Article XXXII of the Bylaws to reduce the shareholder vote required to amend, alter, change or repeal Articles IV and XI of the Bylaws from two-thirds to a majority of the votes entitled to be cast. This change would provide the same voting requirement being proposed in Item 3 above for reducing the required vote currently in Article V of the Articles for amendments to Article IV and XI of the Bylaws.

The affirmative vote of two thirds of the shares outstanding and entitled to be voted on the record date for this Annual Meeting will be required for approval of this Item 4. Abstentions and broker non-votes will not be counted as a vote in favor or against this proposal.

Your Board of Directors recommends that you vote FOR this proposal.

ADOPTION OF THIS ITEM 4 IS CONDITIONED UPON THE APPROVAL BY SHAREHOLDERS OF ITEM 3. ITEM 4 WILL NOT BE IMPLEMENTED UNLESS BOTH ITEM 3 AND ITEM 4 ARE APPROVED BY TWO THIRDS OF THE SHARES OF COMMON STOCK OUTSTANDING AND ENTITLED TO BE VOTED.

ITEM 5 – AMENDMENT TO ARTICLE V OF THE ARTICLES OF INCORPORATION RELATED TO SETTING THE EXACT NUMBER OF DIRECTORS

Article V of the Articles provides for the business and affairs of Dominion to be managed by or under the direction of a Board of Directors consisting of not less than ten nor more than seventeen directors, the exact number of directors to be determined from time to time by resolution adopted by the affirmative vote of a majority of the directors then in office or at least two-thirds of the shares entitled to vote at a meeting of Stockholders.

We are proposing to reduce the shareholder vote required to set the exact number of directors on Dominion’s board from two thirds to a majority of the votes entitled to be cast at an election of directors.

The affirmative vote of two thirds of the shares outstanding and entitled to be voted on the record date for this Annual Meeting will be required for approval of this Item 5. Abstentions and broker non-votes will not be counted as a vote in favor or against this proposal.

Your Board of Directors recommends that you vote FOR this proposal.

ADOPTION OF THIS ITEM 5 IS CONDITIONED UPON THE APPROVAL BY SHAREHOLDERS OF ITEM 3. ITEM 5 WILL NOT BE IMPLEMENTED UNLESS BOTH ITEM 3 AND ITEM 5 ARE APPROVED BY TWO THIRDS OF THE SHARES OF COMMON STOCK OUTSTANDING AND ENTITLED TO BE VOTED.

ITEM 6 – AMENDMENT TO ARTICLE V OF THE ARTICLES OF INCORPORATION RELATED TO THE REMOVAL OF A DIRECTOR FOR CAUSE

Another provision of Article V of the Articles provides that Directors may only be removed by stockholders only for cause and with the affirmative vote of at least two thirds of the outstanding shares entitled to vote. We are proposing to reduce the shareholder vote required to remove a director for cause from two thirds to a majority of the votes entitled to be cast at an election of directors of the voting group by which the director was elected.

The affirmative vote of two thirds of the shares outstanding and entitled to be voted on the record date for this Annual Meeting will be required for approval of this Item 6. Abstentions and broker non-votes will not be counted as a vote in favor or against this proposal.

Your Board of Directors recommends that you vote FOR this proposal.

ADOPTION OF THIS ITEM 6 IS CONDITIONED UPON THE APPROVAL BY SHAREHOLDERS OF ITEM 3. ITEM 6 WILL NOT BE IMPLEMENTED UNLESS BOTH ITEM 3 AND ITEM 6 ARE APPROVED BY TWO THIRDS OF THE SHARES OF COMMON STOCK OUTSTANDING AND ENTITLED TO BE VOTED.

ITEM 7 – AMENDMENT TO ARTICLE III RELATED TO CLARIFICATION OF CURRENT PROVISIONS

Article III of the Articles provides that a quorum at any meeting shall consist of a majority of the shares outstanding, and a plurality vote of such quorum shall govern. We are proposing additional language to Article III to clarify the following:

•	The definition of quorum refers to a quorum of the shares entitled to vote on a matter at a meeting of shareholders.
•	At any meeting of shareholders where a quorum exists, action on a matter, other than an election of directors, is approved if votes cast favoring the action exceed the votes cast opposing the action.
•	The election of directors is governed by Dominion’s Bylaws, which provide for the election of directors by a majority of the votes cast.

The proposed additional language does not change the computation for determining a quorum, the vote required to approve action on a matter not related to the election of directors or the vote required for the election of directors. The proposed changes are for clarification purposes only, except in the case of contested elections when elections will be by a plurality vote.

The affirmative vote of a majority of the votes cast on this matter will be required for approval of this Item 7.

Your Board of Directors recommends that you vote FOR this proposal.

Shareholder Proposals

Dominion has been notified that shareholders or their representatives intend to present the following proposals for consideration at the 2010 Annual Meeting. The shareholders making these proposals have presented the proposals and supporting statements below, and we are presenting the proposals as they were submitted to us. We do not necessarily agree with all of the statements contained in the proposals and the supporting statements, but we have limited our responses to the most important points and have not attempted to address all the statements with which we disagree. The name, address and share ownership of each proponent will be furnished upon request, orally or written.

ITEM 8 — SET AND PURSUE GOAL FOR 20% RENEWABLE ELECTRICITY ENERGY GENERATION BY 2022

Recommendation: The shareholders request that Dominion Resources set and pursue a company goal of 20% renewable electricity energy generation by 2022.

Rationale: Electricity production accounts for 40% of world CO2 emission (US Energy Information Administration). Coal contributes 80% of the US CO2 production from electricity generation (EIA).

The International Energy Agency, Intergovernmental Panel on Climate Change, and World Energy Council agree that quick, aggressive action is needed to reduce carbon-based energy sources and expand renewable resources, to prevent dangerous interference with the climate system. Climate change produces devastating ecological damage and human health effects. Companies are financially impacted both by weakened economies and a probable future direct tax on carbon emission.

Mountaintop removal mining removes whole mountaintops and fills stream valleys. A coal plant burning 1.6 million tons of coal concentrates two tons of uranium and five tons of thorium in fly ash. At over 50 tons per year, coal plants are this nation’s largest producers of mercury (EPA). Coal sludge spills and fly-ash mitigation are damaging and costly, with 126 million tons of coal waste annually (National Research Council). Coal-fired plants cause premature deaths of 24,000 Americans annually (American Lung Association, Clean Air Task Force). The Virginia Governor’s Commission on Climate Change came within one vote of banning all new coal-fired plants (2008).

This 20% goal is achievable by implementing off-shore and on-shore wind power, rooftop solar, tidal/wave farms, biomass generation, and conservation measures.

Wind power constituted 42% of all new US electric power installations in 2008. With the current 28,000 MW of installed US wind power, rates are comparable to wholesale electric power (US Department of Energy Efficiency and Renewable Energy). EERE forecasts the cumulative economic benefits from 1000 MW of Virginia wind power at $1.2 billion. Current tax and financial policy is more favorable to wind than ever, with 30% investment tax credit, bonus depreciation, loan guarantees, state grants, and transmission assistance. Using existing production facilities, Dominion could install 2400 MW of wind power by 2020 in Virginia coastal waters; developing 20% of the mid-Atlantic offshore wind sites would yield 33,000 MW (VCREC). Roughly 3000 MW is needed to achieve 20% renewable. In addition, on-shore wind farms are a profitable, cleaner and less conflict-laden alternative to new coal or nuclear plants and their associated mining.

Distributed solar is benefited by available tax credits. Dominion could finance homeowners for installation of solar photovoltaic, and profit by selling the solar renewable energy credits. California is adding over 3000 MW of rooftop solar by 2017. The ACEEE report shows that energy efficiency measures can offset 20% of Virginia electricity needs by 2025.

It will benefit Dominion to be leading wind and renewable development when a federal renewable generation minimum or carbon cap legislation is mandated.

By shifting to electricity generation that is free of the environmental, health, and financial handicaps of coal, Dominion will position itself for future financial success.

Recommended reading:

Plan B 4.0

Earth: The Sequel

Coal River

http://www1.eere.energy.gov/windandhydro/

http://www.epa.gov/cleanenergy/

http://vwec.cisat.jmu.edu/

http://www.awea.org/

http://www.vcerc.org/

http://www.repoweramerica.org/

http://www.ucsusa.org/clean_energy/

http://www.350.org/

OPPOSING STATEMENT

The Board of Directors recommends that shareholders reject this proposal.

Dominion takes its responsibility for environmental stewardship seriously and is committed to using and developing renewable energy sources to help meet the current and future energy demands of its customers. We expect renewable energy will be an important component of a diverse and reliable energy mix for Dominion, and we continue to seek out opportunities to invest in renewable sources at a reasonable cost and in a prudent manner.

Dominion will work to achieve Virginia’s voluntary goal of 15 percent of base-year electricity sales coming from renewable energy sources by 2025 and North Carolina’s mandatory renewable standard of 12.5 percent by 2021. Our current renewable energy portfolio includes several hydroelectric power stations in Virginia and North Carolina, facilities using biomass (wood waste) in Virginia and wind farms in West Virginia and Indiana. Also, after our Virginia City Hybrid Energy Center becomes commercially operational, we plan to use at least 10% biomass, and have approval for up to 20% biomass. Additionally, we are in the early stages of development for wind projects in Illinois and Virginia. Dominion is also evaluating offshore wind and solar technology and will consider proceeding with these sources if, and when, technological advances make these projects cost-effective on a significant scale.

We intend to be positioned to take advantage of any new technologies. In 2009, we announced the formation of our Alternative Energy Solutions division. This unit provides technology research to support Dominion business units, identifies business opportunities, participates in the nation’s energy policy development process, and provides an information- and idea-sharing forum within the company on conservation and load management and renewables.

However, the development of our renewable energy portfolio must be balanced with customer needs. According to PJM Interconnection, the regional transmission organization for the Midwest-to-mid-Atlantic region, Dominion’s summer peak demand for electricity is expected to increase by more than 5,600 megawatts over the next decade – the equivalent of the electric needs of 1.4 million new homes. Generation facilities based on renewable energy technology that is currently available have varied capacity factors; for instance, wind has relatively low capacity factors and is generally unreliable to serve as a baseload resource to meet electrical power demand. Additionally, some renewable fuel sources such as biomass have limitations based on the availability and locations of specific natural resources that affect the total renewable energy that can be generated in a cost-effective manner. Therefore, while renewable facilities will play an important role in our growth strategy for the future, renewable facilities simply cannot be considered as a substitute for large-scale replacement of fossil-fuel or nuclear generation facilities. We must balance the expected increase in energy demand of our customers and our responsibility to provide reliable electricity at a reasonable cost.

Your Board of Directors recommends that you vote AGAINST this proposal.

ITEM 9 — REJECT PLANS TO CONSTRUCT NORTH ANNA 3

Whereas: Dominion Resources is currently undergoing the licensing process to build a new nuclear reactor at their North Anna facility in Louisa, VA.

Whereas: Dominion shareholders are concerned about the impact of high investment in new nuclear development on the economic stability and efficient operations of Dominion Resources for the following reasons:

1.	Unhealthy concentration of all assets, and especially an over concentration in nuclear electric generation assets.
2.	Over concentration of new investment in a single new unit.
3.	Unreasonable reliance on government in different critical areas: loan guarantees, storage of high- and low-level waste, production credits, insurance, decommissioning, etc.
4.	Risk of nuclear accident – Even though safety regulations have increased since the last generation of reactors, human error, machine malfunction and terrorist attack are ever-present realities. Any of these would have high costs to Dominion Resources.
5.	Existence of much better opportunities for diversification, timing and return on investment exist with the options of wind, solar, cogeneration, conservation, efficiencies, and natural gas, which also offer the added benefit of better long-term price stability.
6.	Capital risks – Markets are in turmoil; terms and conditions are not orderly and predictable. The proposed nuclear expansion could account for 50% to 70% of total capitalization of the company.
7.	Uncertainty in project price and time frame – New reactors have suffered significant construction delays and price overruns in numerous countries. Nuclear construction firms have been repeatedly unable to deliver contracted and quoted prices, further jeopardizing the economics of the project and the company itself.

THEREFORE BE IT RESOLVED THAT the shareholders of Dominion Resources urge the Board of Directors to reject plans to construct a new nuclear reactor at North Anna.

OPPOSING STATEMENT

The Board of Directors recommends that shareholders reject this proposal.

According to PJM Interconnection, the regional transmission organization for the Midwest-to-mid-Atlantic region, Dominion’s summer peak demand for electricity is expected to increase by more than 5,600 megawatts over the next decade – the equivalent of the electric needs of 1.4 million new homes. Dominion’s “Powering Virginia” plan addresses the projected increase in demand with a comprehensive approach that combines conservation and efficiency programs with new electric generation fueled by diverse sources, along with transmission and distribution projects.

Dominion’s strategy includes natural gas facilities, renewable energy and advanced coal technology compatible with carbon capture and storage, coupled with demand side management and conservation programs. As part of our plan, we are evaluating a possible expansion of our North Anna Power Station in Louisa County, Virginia, to add another reactor. A new unit at North Anna would be a virtually carbon-free major power source that could meet the energy needs of as many as 375,000 homes. The legislative and regulatory environment in Virginia is supportive of new nuclear sources of energy, and Dominion, with its experience as a safe, competitive, world-class nuclear operation, is well-positioned to consider a third reactor at North Anna. However, a final decision has not been made on the expansion of our North Anna Power Station. Only after thorough analysis, which has been underway for many months, will our Board determine whether to move forward with such expansion and under what circumstances. Key considerations include long-term shareholder value, environmental, customer and regulatory considerations, risk and mitigation considerations and financial considerations. Our company would not propose, and the Virginia State Corporation Commission would not approve, construction of a new nuclear unit unless it was in the best interests, including financial interests, of our customers.

Your Board of Directors recommends that you vote AGAINST this proposal.

ITEM 10 — ADVISORY VOTE ON EXECUTIVE COMPENSATION

Shareholder Proposal

RESOLVED, that the shareholders of Dominion Resources (the “Company”) urge the Board of Directors to adopt a policy that the shareholders be given an opportunity at each annual meeting to vote on an advisory resolution, to be proposed by Dominion management, to ratify the compensation of the named executive officers as set forth in the summary compensation table in the Company’s proxy statement.

The resolution submitted to shareholders should make clear that the vote is non-binding and would not affect any compensation awarded to any executive officer.

Supporting Statement

In our view, executive compensation at our Company remains clearly excessive. During 2008, for example, the Board awarded nearly $30 million in total compensation to only five top officers.

We believe an advisory vote on executive compensation would give shareholders a powerful mechanism to register their views on this subject, and would also encourage directors to begin to rein in excessive pay. A growing number of U.S. companies have adopted “say on pay” policies, including Aflac, Blockbuster, H&R Block, Ingersoll-Rand, Par Pharmaceuticals, and Verizon.

In our view, the arguments made by Dominion’s board of directors against this proposal in the proxy last year are unpersuasive. For example, the Board suggested that shareholders are not sufficiently “educated” about executive pay issues, and that an advisory shareholder vote “cannot replace the informed decision-making process” of the Board’s compensation committee.

A shareholder vote, however, would in no way “replace” the compensation committee’s judgment. Rather, an advisory vote would simply provide additional information to directors concerning shareholders’ views. When Blockbuster adopted “say on pay” in 2008, for example, that company’s CEO stated the policy “will not only improve dialogue with our shareholder base, it will also provide our Board with valuable feedback on our compensation policies....”

The Board’s argument that shareholders’ existing ability to correspond with directors is a more effective way to communicate shareholders’ views is also misplaced. Obviously, adopting our proposal would in no way take away from shareholders’ right to communicate with directors. In addition, the ability of individual shareholders to write letters to directors is hardly a substitute for a formal process for all shareholders to cast a non-binding vote in the Company’s proxy, the results of which would then be tabulated and reported in the next quarterly report.

The Board also argued last year that having a non-binding shareholder vote on executive pay might hurt the Company’s ability to “compete for executive talent.” Considering the lucrative executive pay levels at our Company, we doubt very much that giving shareholders an opportunity to express their views on this subject would hurt Dominion’s ability to retain talented executives.

More than 43% of Dominion shareholders voting on this proposal last year voted in favor. This clearly shows strong support among shareholders for having a “say on pay.” If the directors believe they have successfully aligned executive compensation with shareholder interests, why not ask shareholders if we agree?

We urge shareholders to vote FOR this proposal.

OPPOSING STATEMENT

The Board of Directors recommends that shareholders reject this proposal.

The Board recognizes that executive compensation is an increasingly important area of shareholder concern and supports enhancing the dialogue between shareholders and directors. In fact, during 2009 we reached out to our top 50 institutional shareholders, proactively asking for feedback and thoughts on our pay program. Further, certain shareholders were surveyed by an independent survey group on topics that included our executive compensation practices.

Dominion is interested in hearing relevant feedback from our shareholders. However, we recommend a vote against this resolution as an annual tally of “for or against” votes would provide little, if any, guidance on how the result should be applied to Dominion’s executive compensation practices and policies. The results of such an advisory vote would not provide meaningful insight into shareholder views on Dominion’s compensation practices, nor identify any particular element of executive compensation with which shareholders are concerned.

We believe that existing governance tools and practices already provide shareholders with several effective methods to express their views, or register dissatisfaction, with the Board regarding executive compensation or any other matter. The most effective way to do this is with letters and emails to the non-management members of the Board or by writing to the Corporate Secretary. Letters and emails can be sent to the non-management members of the Board directly, including members of Dominion’s Compensation, Governance and Nominating (CGN) Committee, by using the process described under Communications with Directors in this proxy statement. Letters to our Corporate Secretary can be sent to the address shown on the back page of this proxy statement. These direct methods allow shareholders to voice specific observations, concerns or criticism of Dominion’s executive compensation decisions.

Our CGN Committee, comprised solely of independent directors, exercises great care and discipline in its analysis and decision-making with respect to Dominion’s executive compensation program, in a process that is ongoing throughout the year. The CGN Committee considers many factors in setting executive compensation, including the analysis of competitive industry practices, relative financial performance metrics measured over varying periods of time, sensitive strategic and operational data, and specific goals and performance considerations for individual executives and the leadership team as a whole. The CGN Committee also engages the services of an independent executive compensation consulting firm to provide further insights. Meaningful shareholder feedback can provide another important context to the Committee’s decision making process.

Finally, we also believe it would be premature to adopt a say-on-pay proposal in light of possible federal legislation that would mandate an advisory vote on executive compensation for all public companies, including our industry peers. Such legislation would subject all companies to the same rules and shareholder scrutiny.

Your Board of Directors recommends that you vote AGAINST this proposal.

Appendix

We are proposing amendments to Articles III and V of Dominion’s Articles of Incorporation and Article XXXII of Dominion’s Bylaws, which are presented as Items 3 through 7 of this Proxy Statement. The original text of each such provision has been marked to show the proposed amendments and is presented below.

Proposed Amendments to Article V of Dominion Resources, Inc. Articles of Incorporation for Items 3, 5 and 6

Article V. Directors and Officers

The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors consisting of not less than ten nor more than seventeen Directors, the exact number of Directors to be determined from time to time by resolution adopted by (i) the affirmative vote of a majority of the Directors then in office or ~~at least two-thirds of the shares entitled to vote at a meeting of Stockholders~~ (ii) the stockholders of the Corporation by a majority of the votes entitled to be cast at an election of directors. Each Director shall hold office until the next annual meeting and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. No decrease in the number of directors shall shorten the term of any incumbent Director.

Notwithstanding, the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect Directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such Directorships shall be governed by the terms of these Articles of Incorporation applicable thereto, and such Directors so elected shall not be divided into classes pursuant to this Article V unless expressly provided by such terms.

If the office of any Director shall become vacant, the Directors at the time in office, whether or not a quorum, may, by majority vote of the Directors then in office, choose a successor who shall hold office until the next annual meeting of stockholders. Vacancies resulting from the increase in the number of Directors shall be filled in the same manner.

~~Directors~~ A Director of the Corporation may be removed by stockholders of the Corporation only for cause and ~~with the affirmative vote of at least two-thirds of the outstanding shares entitled to vote~~ only if the number of votes cast to remove the Director constitutes a majority of the votes entitled to be cast at an election of Directors of the voting group by which the Director was elected.

Advance notice of stockholder nominations for the election of Directors shall be given in the manner provided in the Bylaws of the Corporation.

Notwithstanding any other provision of the Articles of Incorporation or the Bylaws, the affirmative vote of ~~at least two-thirds of the outstanding shares entitled to vote~~ a majority of the votes entitled to be cast on the matter shall be required to amend, alter, change or repeal, or to adopt any provision inconsistent with the purpose and intent of, this Article V or Articles IV and ~~IX~~ XI* of the Bylaws.

Proposed Amendments to Article XXXII of Dominion Resources, Inc. Bylaws for Item 4

Article XXXII. Amendments

Both the Board of Directors and the Shareholders shall have the power to alter, amend or repeal the Bylaws of the Corporation or to adopt new Bylaws, but Bylaws enacted by the Shareholders, if expressly so provided, may not be altered, amended or repealed by the Directors.

Notwithstanding the foregoing, Articles IV and XI of these Bylaws may not be amended, altered, changed or repealed without the affirmative vote of a majority of the votes entitled to be cast on the matter. ~~without the affirmative vote of at least two-thirds of the outstanding shares of the Corporation entitled to vote.~~

Proposed Amendment to Article III of Dominion Resources, Inc. Articles of Incorporation for Item 7

Article III. Stock

Division A — Common Stock

The Corporation shall have authority to issue 1,000,000,000 shares of Common Stock without par value.

* Administrative change to reflect renumbering of sections in Dominion’s Bylaws.

Dividends may be paid upon the Common Stock out of any assets of the Corporation available for dividends remaining after full dividends on the outstanding Preferred Stock at the dividend rate or rates therefor, together with the full additional amount required by any participation right, with respect to all past dividend periods and the current dividend period shall have been paid or declared and set apart for payment and all mandatory sinking fund payments that shall have become due in respect of any series of the Preferred Stock shall have been made.

In the event of any liquidation, dissolution or winding up of the Corporation the Board of Directors may, after satisfaction of the rights of the holders of all shares of preferred Stock, or the deposit in trust of money adequate for such satisfaction, distribute in kind to the holders of the Common Stock all then remaining assets of the Corporation or may sell, transfer or otherwise dispose of all or any of such remaining assets of the Corporation and receive payment therefor wholly or partly in cash and/or in stock and/or in obligations and may sell all or any part of the consideration received therefor and distribute all or the balance thereof in kind to the holders of the Common Stock.

The holders of the Common Stock shall, to the exclusion of the holders of the Preferred Stock, have the sole and full power to vote for the election of directors and for all other purposes without limitation except only as otherwise recited or provided in the provisions of these Articles of Incorporation applicable to the Preferred Stock.

Subject to the provisions of these Articles of Incorporation applicable to the Preferred Stock, the Corporation may from time to time purchase or otherwise acquire for a consideration or redeem (if permitted by the terms thereof) share of Common Stock or shares of any other class of stock hereafter created ranking junior to the Preferred Stock in respect of dividends or assets and any shares so purchased or acquired may be held or disposed of by the Corporation from time to time for its corporate purposes or may be retired as provided by law.

Division B — Preferred Stock

The Corporation shall have authority to issue 20,000,000 shares of Preferred Stock.

The Board of Directors is hereby empowered to cause any class of the Preferred Stock of the Corporation to be issued in series with such of the variations permitted by clauses (a)-(k) below, as shall be determined by the Board of Directors.

The shares of Preferred Stock of different classes or series may vary as to:

(a)	the designation of such class or series, the number of shares to constitute such class or series and the stated value thereof;
(b)	whether the shares of such class or series shall have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights, which (i) may be general or limited, and (ii) may permit more than one vote per share;
(c)	the rate or rates (which may be fixed or variable) at which dividends, if any, are payable on such class or series, whether any such dividends shall be cumulative, and, if so, from what dates, the conditions and dates upon which such dividends shall be payable, the preference or relation which such dividends shall bear to the dividends payable on any shares of stock of any other class or any other series of such class;
(d)	whether the shares of such class or series shall be subject to redemption by the Corporation, and, if so, the times, prices and other conditions of such redemption;
(e)	the amount or amounts payable upon shares of such class or series upon, and the rights of the holders of such class or series in, the voluntary or involuntary liquidation, dissolution or winding up, or upon any distribution of the assets, of the Corporation;
(f)	whether the shares of such class or series shall be subject to the operation of a retirement or sinking fund and, if so, the extent to and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the shares of such series for retirement or other corporate purposes and the terms and provisions relative to the operation thereof;
(g)	whether the shares of such series shall be convertible into, or exchangeable for, shares of stock of any class or any other series of such class or any other securities (including common stock) and, if so, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of conversion or exchange;
(h)	the limitations and restrictions, if any, to be effective while any shares of such class or series are outstanding upon the payment of dividends or the making of other distributions on, and upon the purchase, redemption or other acquisition by the Corporation of, the Common Stock or shares of stock of any other class or any other series of such class;

(i)	the conditions or restrictions, if any, upon the creation of indebtedness of the Corporation or upon the issue of any additional stock, including additional shares of such class or series or of any other series of such class or of any other class;
(j)	the ranking (be it pari passu, junior or senior) of each class or series as to the payment of dividends, the distribution of assets and all other matters; and
(k)	any other powers, preferences and relative, participating, optional and other special rights, and any qualifications, limitations and restrictions thereof, insofar they are not inconsistent with the provisions of these Articles of Incorporation, to the full extent permitted in accordance with the laws of the Commonwealth of Virginia.

In the event of any liquidation, dissolution or winding up of the Corporation, after there shall have been paid to or set aside for the holders of the Preferred Stock the full preferential amounts to which they are respectively entitled under the provisions of these Articles of Incorporation applicable to the Preferred Stock, the holders of the Preferred Stock shall have no claim to any of the remaining assets of the Corporation.

The powers, preferences and relative, participating, optional and other special rights of each class or series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other classes and series at any time outstanding. All shares of Preferred Stock of each series shall be equal in all respects.

Division C — General Provisions

The number of authorized shares of capital stock of the Corporation, or the amount of capital represented thereby, may be increased or decreased in the manner and subject to the conditions and limitations prescribed by the laws of the Commonwealth of Virginia, as they now and may hereafter exist, and subject to the provisions hereinafter contained.

Any and all shares of Preferred Stock and Common Stock of the Corporation, at the time authorized but not issued and outstanding may be issued and disposed of by the Board of Directors of the Corporation in any lawful manner, consistently, in the case of shares of Preferred Stock, with the requirements set forth in the provisions of these Articles of Incorporation applicable to the Preferred Stock, at any time and from time to time, for such considerations as may be fixed by the Board of Directors of the Corporation.

The Board of Directors shall have authority from time to time to set apart out of any assets of the Corporation otherwise available for dividends a reserve or reserves as working capital or for any other proper purpose or purposes, and to reduce, abolish or add to any such reserve or reserves from time to time as said board may deem to be in the interests of the Corporation; and said board shall likewise have power to determine in its discretion what part of the assets of the Corporation available for dividends in excess of such reserve or reserves shall be declared as dividends and paid to the stockholders of the Corporation.

No stockholder shall have any pre-emptive right to acquire unissued shares of the Corporation or to acquire any securities convertible into or exchangeable for such shares or to acquire any options, warrants or rights to purchase such shares.

Subject to the provisions of these Articles of Incorporation applicable to the Preferred Stock, each ~~Each~~ holder of record of outstanding shares of stock entitled to vote at any meeting of stockholders shall, as to all matters in respect of which such stock has voting power, be entitled to one vote for each share of such stock held by him, as shown by the stock books of the Corporation, and may cast such vote in person or by proxy. Except as herein expressly provided, or mandatorily provided by the laws of the Commonwealth of Virginia, a quorum of the shares entitled to vote on a matter at any meeting shall consist of a majority of ~~the shares outstanding, and a plurality vote of such quorum shall govern.~~ the votes entitled to be cast on the matter and, if a quorum exists, action on a matter, other than election of directors, is approved if the votes cast favoring the action exceed the votes cast opposing the action. Voting on the election of directors shall be governed by the Corporation’s bylaws and, if applicable, the provisions of any series of Preferred Stock, or in the absence of any such bylaws or Preferred Stock provisions, by the laws of the Commonwealth of Virginia. For matters on which the laws of the Commonwealth of Virginia provide for a supermajority vote unless a corporation’s articles of incorporation otherwise provide, the vote required for the Corporation’s stockholders to approve such matters shall be a majority of the votes entitled to be cast on the matter.

The Board of Directors of the Corporation may, by resolution, determine that only a part of the consideration which it is to receive for any shares of stock which it shall issue shall be capital and that the balance of such consideration (not greater, however, that the excess of such consideration over the par value, if any, of such shares) shall be capital surplus of the Corporation.

Dominion Resources, Inc.

P.O. Box 26532

Richmond, Virginia 23261-6532

www.dom.com

2009 Annual Report on Form 10-K

You may request, without charge, a copy of Dominion’s 2009 Form 10-K, excluding exhibits, by:

Writing:	Emailing:	Calling:
Corporate Secretary	shareholder.services@dom.com	1.800.552.4034
Dominion Resources, Inc.
P.O. Box 26532
Richmond, Virginia 23261-6532

Or, you may view our Form 10-K on our website at www.dom.com

This proxy, when properly executed, will be voted as directed on the reverse side by the undersigned. If this card is returned signed with no direction given, this proxy will be voted “FOR” all Director nominees and Items 2-7 and “AGAINST” Items 8-10. Please sign exactly as your name appears on this proxy card. When shares are held by joint tenants, both shareholders should sign. When signing in a representative capacity, please give your representative title. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person. In their discretion, the proxies are authorized to vote on any matters that properly come before the meeting. The undersigned appoints Robert S. Jepson, Jr., Frank S. Royal, and Carter M. Reid, or any one of them, with the power of substitution, proxies to vote all shares of the undersigned at the Annual Meeting of Shareholders on May 18, 2010, and at any and all adjournments. , 2010 Signature Date , 2010 Signature (if held jointly) Date Dominion Resources, Inc. P.O. Box 26532 Richmond, Virginia 23261 To Our Shareholders: Let your voice be heard . . . Dominion’s proxy statement explains important matters to be taken up at our Annual Meeting of Shareholders. Whether your shares are held in a Dominion Direct® account or directly by you, please read the proxy statement carefully and vote your shares. It is important that all Dominion shareholders participate by voting, regardless of the number of shares owned. If you do not vote, your shares will not be counted. You can vote by mail, Internet or telephone. When voting by Internet or telephone, follow the prompts that will be presented to you to record your vote. If you choose to vote by mail, please be sure to mark, date and sign your proxy card and return it in the postage-paid envelope. If you vote by Internet or telephone, do not return your proxy card by mail. All mail, Internet and telephone votes must be received by 6:00 a.m. (ET) on the day of the 2010 Annual Meeting. IMPORTANT: PLEASE SEE REVERSE SIDE FOR INFORMATION ABOUT YOUR VOTING CHOICES. Vote Your Proxy By Phone… Call toll-free 1-888-693-8683 using a touch-tone phone. By Internet… Access the Website at http://www.cesvote.com; or By Mail… Return your proxy in the postage-paid envelope provided; You may view our 2010 Proxy Statement, 2009 Summary Annual Report and Dominion’s Annual Report on Form 10-K online at... www.dom.com/investors/ shareholder-services/ proxy-statement.jsp 3 2 1 THE 2010 PROXY CARD This proxy is solicited on behalf of the Board of Directors. 38442_RETAIL:38442_RETAIL 13/03/10 2:15 AM Page 1

IF YOU ARE VOTING BY MAIL, please sign and date your proxy card on the reverse side and fold and detach card at perforation before mailing in the enclosed envelope. ATTENDING THE MEETING In order to expedite the registration process, shareholders who attend the meeting will be asked to present an Admission Ticket and valid picture identification, such as a driver’s license or passport. An Admission Ticket can be requested by contacting Dominion Shareholder Services at 1-800-552-4034 or by emailing shareholder.services@dom.com. For more information on what to bring to be admitted to the Annual Meeting, please see page 4 of the Proxy. To obtain directions to the meeting, contact Shareholder Services at shareholder.services@dom.com or 1-800-552-4034. Information about the meeting location is also available on our web site, www.dom.com, key word: Meeting Location IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 18, 2010 Dominion’s 2010 Proxy Statement, our 2009 Summary Annual Report and Dominion’s Annual Report on Form 10-K are available at: www.dom.com/investors/shareholder-services/proxy-statement.jsp You can elect to access future proxy materials and annual reports via Internet only. By making this election, you will save the company the cost of printing these documents, and you will help preserve environmental resources. 2010 PROXY CARD IMPORTANT–THIS PROXY MUST BE SIGNED AND DATED ON THE REVERSE SIDE. Dominion Resources, Inc. The Board of Directors recommends a vote “FOR” Management items 1, 2, 3, 4, 5, 6 and 7. 1. Election of Directors Nominees are: 01. William P. Barr 02. Peter W. Brown 03. George A. Davidson, Jr. 04. Thomas F. Farrell, II 05. John W. Harris 06. Robert S. Jepson, Jr. 07. Mark J. Kington 08. Margaret A. McKenna 09. Frank S. Royal 10. Robert H. Spilman, Jr. 11. David A. Wollard 2. Ratification of Appointment of the Independent Auditors for 2010 FOR AGAINST ABSTAIN 3. Amendment to Articles of Incorporation related to voting provisions FOR AGAINST ABSTAIN 4. Amendment to Bylaws related to voting provisions FOR AGAINST ABSTAIN 5. Amendment to Articles related to setting the size of the board FOR AGAINST ABSTAIN 6. Amendment to Articles related to removal of a director for cause FOR AGAINST ABSTAIN 7. Amendment to Articles clarifying certain shareholder meeting provisions FOR AGAINST ABSTAIN The Board of Directors recommends a vote “AGAINST” Shareholder Items 8, 9 and 10. 8. 20% Renewable Electricity Energy Generation by 2022 FOR AGAINST ABSTAIN 9. Reject Plans to Construct North Anna 3 FOR AGAINST ABSTAIN 10. Advisory Vote on Executive Compensation FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN * Description of Electronic Access Service: You are consenting to receive future Dominion annual reports and proxy statements, including meeting notice, over the Internet. Participation is voluntary and will remain in effect until you inform us otherwise. There is no cost to you for this service other than any charges you may incur from your Internet provider, telephone and/or cable company. You will receive notification when annual reports and proxy statements are available for online review. The notification will include the Internet location where the material is available. The material will be presented in PDF format and can be read using Adobe Acrobat Reader. If you do not have the latest version of Adobe Acrobat Reader, you can download it free through Dominion’s Internet site. To access future proxy materials and annual reports via Internet only, please check this block.* 38442_RETAIL:38442_RETAIL 13/03/10 2:15 AM Page 2